Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  ANY SUCH OFFER AND SALE OF SECURITIES WILL NOT BE REGISTERED UNDER THE SECURITIES ACT.  NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 13.02, this “Agreement”) is made and entered into as of June 5, 2020 (the “Execution Date”), by and among the following parties, each in the capacity set forth on its signature page to this Agreement (each of the following described in sub‑clauses (i) through (iii) of this preamble, collectively, the “Parties”):

i.
Jason Industries, Inc., a company incorporated under the Laws of Delaware (“Jason”) and each of its affiliates listed on Exhibit A to this Agreement (the Entities in this clause (i), collectively, the “Company Parties”); and

ii.
the undersigned and non-affiliated holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, First Lien Credit Agreement Claims (the Entities in this clause (ii), together with any First Lien Credit Agreement Lender who signs a joinder or transfer agreement in accordance with Section 13.23, collectively, the “Consenting Creditors”).

RECITALS

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arms’ length negotiated certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the restructuring term sheet attached hereto as Exhibit B (the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions by commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (such cases, the “Chapter 11 Cases”);

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

WHEREAS, the Consenting Creditors have agreed to Jason’s use of cash collateral, which use of cash collateral shall be on terms consistent in all material respects with the form of Interim Cash Collateral Order attached hereto as Exhibit C; and

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.              Definitions and Interpretation.

1.01.          Definitions.  The following terms shall have the following definitions:

“Additional Consenting Creditor” shall have the meaning set forth in Section 12.22 of this Agreement.

“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

“Aggregate Purchase Amount” means the aggregate of all Purchase Amounts.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 12.02 (including the Term Sheets (as defined herein)).

“Agreement Effective Date” has the meaning set forth in Section 2 of this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

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“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, assets or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Assignment and Assumption” means an Affiliated Lender Assignment and Assumption (as defined in the First Lien Credit Agreement) agreement entered into by each Consenting First Lien Credit Agreement Lender, as an assignor, and the Borrower, as assignee, substantially in the form of Exhibit K to the First Lien Credit Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Borrower” means Jason Incorporated, a Wisconsin corporation.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cash Collateral Motion” means the motion seeking approval of the Cash Collateral Orders, which motion will be in form and substance reasonably satisfactory to the Required Consenting Creditors.

“Cash Collateral Orders” means, collectively, the Interim Cash Collateral Order and the Final Cash Collateral Order.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, Interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Board” means the board of directors of Jason.

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“Company Claims/Interests” means any Claim against, and Interest in, a Company Party, including the First Lien Credit Agreement Claims and the Second Lien Credit Agreement Claims.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with the proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan, which order will be in form and substance reasonably satisfactory to the Consenting Creditors.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting First Lien Credit Agreement Lenders” means the First Lien Credit Agreement Lenders holding the Term Loans that are party to this Agreement or that have executed a joinder or transfer agreement to this Agreement.

“Definitive Documents” has the meaning set forth in Section 3.01 of this Agreement.

“Designated Voluntary Prepayment” has the meaning set forth in Section 6.03 of this Agreement.

“Disclosure Statement” means the disclosure statement with respect to the Plan.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Final Cash Collateral Order” means a Final Order which shall authorize the use of cash collateral and be in form and substance satisfactory to the Required Consenting Creditors.

“Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing shall then be pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.

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“First Lien Ad Hoc Group” means the ad hoc group of certain First Lien Credit Agreement Lenders represented by Weil and Houlihan.

“First Lien Administrative Agent” means The Bank of New York Mellon.

“First Lien Credit Agreement” means that certain credit agreement, dated as of June 30, 2014, by and among the Borrower, the guarantors party thereto, the First Lien Administrative Agent, and the First Lien Credit Agreement Lenders, as may be amended, modified or supplemented from time to time.

“First Lien Credit Agreement Claims” means all Claims against any or all of the Company Parties arising under, derived from, or based upon the First Lien Credit Agreement Loans under the First Lien Credit Agreement. For the avoidance of doubt, the principal amount of the Forbearance Fee Deferred Portion and all accrued and unpaid interest thereon shall at all times constitute a “First Lien Credit Agreement Claim”.

“First Lien Credit Agreement Lenders” means, collectively, the lenders party to the First Lien Credit Agreement.

“First Lien Credit Agreement Loans” means those loans outstanding under the First Lien Credit Agreement.

“First Lien Credit Agreement Documents” means, collectively, the First Lien Credit Agreement and any security documents and any other collateral, guarantee, and ancillary documents related to or executed in connection with the First Lien Credit Agreement.

“Forbearance Agreements” means, collectively, the forbearance agreements among the Company Parties and certain of the First Lien Credit Agreement Lenders.

“Forbearance Fee” means a fee equal to 4.00% of the principal amount of the First Lien Credit Agreement Loans of each Consenting First Lien Credit Agreement Lender outstanding immediately prior to the Open Market Buy-Back Date.

“Forbearance Fee Deferred Portion” has the meaning set forth in Section 6.04 of this Agreement.

“Houlihan” means Houlihan Lokey Capital, Inc., as financial advisor to the First Lien Ad Hoc Group.

“Intercreditor Agreement” means that certain Closing Date Intercreditor Agreement, dated as of June 30, 2014, by and between the First Lien Administrative Agent (as a successor to Deutsche Bank AG New York Branch in such capacity) and The Bank of New York Mellon, as administrative agent under the Second Lien Credit Agreement (as a successor to Deutsche Bank AG New York Branch in such capacity) and acknowledged by the Borrower and the guarantors party thereto, as may be amended, modified, or supplemented from time to time.

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“Interest” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Interim Cash Collateral Order” means an interim order which shall authorize the use of cash collateral in the form attached hereto as Exhibit C and otherwise satisfactory to the Required Consenting Creditors.

“Jason” has the meaning set forth in the preamble to this Agreement.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit D.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the “Milestones” set out in the Restructuring Term Sheet.

“New First Lien Credit Agreement” means the new credit agreement with respect to the New First Lien Term Loan Facility, which shall be consistent with the New Secured TL Term Sheet.

“New First Lien Term Loan Facility” means a takeback first lien term loan credit facility in an aggregate principal amount of $75,000,000.

“New Junior Lien Convertible Term Loan Facility” means a takeback junior convertible secured term loan facility provided to Reorganized Jason in an aggregate principal amount of $50,000,000.

“New Junior Lien Convertible Term Loan Term Sheet” means the term sheet setting forth the terms of the New Junior Lien Convertible Term Loan Facility as Exhibit G.

“New Junior Lien Convertible Credit Agreement” means the new credit agreement with respect to the New Junior Lien Convertible Term Loan Facility, which shall be consistent with the New Junior Lien Convertible Term Loan Term Sheet.

 “New Secured TL Term Sheet” means the term sheet setting forth the terms of the New First Lien Term Loan Facility, attached hereto as Exhibit E.

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“Open Market Buy-Back Date” means the tenth (10th) Business Day after the Agreement Effective Date, which date may be extended with the written consent of the Required Consenting Creditors (in their sole discretion).

“Open Market Purchases” means, collectively, each negotiated open market purchase of the Term Loans of each Consenting First Lien Credit Agreement Lender pursuant to Section 10.07(l) of the First Lien Credit Agreement on the Open Market Buy-Back Date pursuant to Section 6.03 hereof, in an amount equal to the Aggregate Purchase Amount.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01.

“Petition Date” means the date on which each of the Company Parties filed its respective petitions for relief commencing its Chapter 11 Case.

“Plan” means the joint prepackaged plan of reorganization filed by the Company Parties under chapter 11 of the Bankruptcy Code that provides for the Restructuring Transactions.

“Plan Effective Date” means the effective date of the Plan.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court.

“Pleadings” means the “first-day pleadings”, “second-day pleadings” or any other significant motion or pleading, except for retention applications, filed with the Bankruptcy Court that the Company Parties determine are necessary or desirable to file.

“Previously Paid Forbearance Fee” has the meaning set forth in Section 6.04 of this Agreement.

“Purchase Amount” means, with respect to each Consenting First Lien Credit Agreement Lender, an amount equal to (x) the amount of such Consenting First Lien Credit Agreement Lender’s Term Loan on the Open Market Buy-Back Date multiplied by (y) a fraction, the numerator of which is $10 million and the denominator which is the aggregate principal amount of the Term Loans held by all Consenting First Lien Credit Agreement Lenders on the Open Market Buy-Back Date.

“Purchase Consideration” has the meaning set forth in Section 6.03 of this Agreement.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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“Registration Rights Agreement” means that certain registration rights agreement to be entered into by Reorganized Jason and certain Consenting Creditors, upon the consummation of the Restructuring Transactions.

“Reorganized Jason” means either Jason, as reorganized pursuant to the Plan, or any successor thereto, by merger, consolidation, sale of assets, or otherwise, on the Plan Effective Date.

“Required Consenting Creditors” means, as of the relevant date, the Consenting Creditors holding at least 50.01% of the aggregate outstanding principal amount of the Term Loans held by all Consenting Creditors as of such date.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Second Lien Credit Agreement” means that certain credit agreement, dated as of June 30, 2014 among the Borrower, the guarantors party thereto, The Bank of New York Mellon, as administrative agent, and the Second Lien Credit Agreement Lenders, as may be amended, modified or supplemented from time to time.

“Second Lien Credit Agreement Claims” means all Claims against the Company Parties arising under, derived from, or based upon the Second Lien Credit Agreement Loans under the Second Lien Credit Agreement.

“Second Lien Credit Agreement Lenders” means, collectively, the lenders party to the Second Lien Credit Agreement.

“Second Lien Credit Agreement Loans” means those loans outstanding under the Second Lien Credit Agreement.

“Second Lien Credit Agreement Documents” means, collectively, the Second Lien Credit Agreement and any security documents and any other collateral, guarantee, and ancillary documents related to or executed in connection with the Second Lien Credit Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Solicitation Materials” means the solicitation materials and procedures with respect to the Plan.

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“Stockholders’ Agreement” means that certain stockholders’ agreement of Reorganized Jason, which agreement shall become effective upon the consummation of the Restructuring Transactions.

“Term Loans” means the Term Loans as defined in, and that remain outstanding under, the First Lien Credit Agreement.

“Term Sheets” means, collectively, the Restructuring Term Sheet, the New Junior Lien Convertible Term Loan Term Sheet, the Warrant Term Sheet and the New Secured TL Term Sheet.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 10.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, mortgage, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed transfer agreement binding a transferee thereunder to the terms of this Agreement, which substantially in the form attached hereto as Exhibit F.

“Warrant Agreement” means that certain warrant agreement, pursuant to which Reorganized Jason shall issue the warrants contemplated by the Warrant Term Sheet upon the consummation of the Restructuring Transactions.

“Warrant Term Sheet” means the warrant term sheet attached hereto as Exhibit H.

“Weil” means Weil Gotshal & Manges, LLP, as counsel to the First Lien Ad Hoc Group.

1.02.          Interpretation.  For purposes of this Agreement:

(a)          in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)          capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)           unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)           unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement; provided, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

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(e)           unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)            the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)           captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)          references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)            the use of “include” or “including” is without limitation, whether stated or not; and

(j)           the phrase “counsel to the Consenting Creditors” refers in this Agreement to each counsel specified in Section 13.11 other than counsel to the Company Parties, the phrase “counsel to the First Lien Ad Hoc Group” means Weil and the term “counsel to the Company Parties” means Kirkland & Ellis LLP.

Section 2.             Effectiveness of this Agreement.  This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement (such date, the “Agreement Effective Date”):

(a)           each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Creditors;

(b)           the Company Parties have confirmed to the satisfaction of the First Lien Ad Hoc Group the extent of all liabilities set out in the schedule emailed by Weil to Kirkland on or about the day of this Agreement;

(c)          Consenting Creditors holding or representing at least two-thirds (2/3) of the aggregate outstanding principal amount of First Lien Credit Agreement Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties; and

(d)          this Agreement has been delivered to the First Lien Administrative Agent with instructions to post this Agreement on the First Lien Credit Agreement Lender site and provide a notice to all First Lien Credit Agreement Lenders of the option to sign this Agreement.

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Section 3.              Definitive Documents.

3.01.          The Restructuring Transactions shall be governed by the following documents: (a) this Agreement; (b) the Plan; (c) the Confirmation Order; (d) the Disclosure Statement and any motion seeking approval thereof; (e) the Solicitation Materials and any motion seeking approval thereof; (f) the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials; (g) the Pleadings and all orders sought pursuant thereto; (h) the Plan Supplement; (i) the Cash Collateral Motion; (j) the Cash Collateral Orders; (k) the New First Lien Credit Agreement and any documents contemplated thereby; (l) the Stockholders’ Agreement; (m) the Warrant Agreement; (n) the Registration Rights Agreement; (o) corporate governance documents and other organizational documents of Reorganized Jason and its subsidiaries; (p) the New Junior Lien Convertible Credit Agreement and any documents contemplated thereby; and (q) such other agreements and documentation contemplated in, or necessary or advisable to, consummate and implement the Restructuring Transactions (together, the “Definitive Documents”).

3.02.           The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion.  The Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, consistent with the terms of this Agreement, and subject to the applicable consent rights of the Consenting Creditors, individually or together, set forth herein, as they may be modified, amended, or supplemented in accordance with Section 12.  Further, the Definitive Documents shall otherwise be in form and substance reasonably acceptable to the Company Parties and acceptable to the Required Consenting Creditors, provided, that the Plan, the Disclosure Statement, the solicitation materials, and the Confirmation Order shall also be materially consistent with this Agreement and otherwise acceptable to the Company Parties.

Section 4.              Commitments of the Consenting Creditors.

4.01.          General Commitments, Forbearances, and Waivers.

(a)          Except as set forth in Section 5, during the Agreement Effective Period, each Consenting Creditor, severally, and not jointly, agrees in respect of all of its Company Claims/Interests pursuant to this Agreement to:

(i)       use commercially reasonable efforts to support the Restructuring Transactions;

(ii)      vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(iii)     to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

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(iv)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any such vote or election; provided, however, that nothing in this Agreement shall prevent any First Lien Credit Agreement Lender from changing, withholding, amending or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated with respect to such First Lien Credit Agreement Lender, if any First Lien Credit Agreement Lender has not timely received a Forbearance Fee in accordance with Section 6.04 hereof or at any time following the expiration of the Agreement Effective Period; provided further, that, no Consenting Creditor shall be obligated to waive (to the extent waivable by such Consenting Creditor) any condition to the consummation of any part of the Restructuring set forth in any Definitive Document; and

(v)      forbear from exercising remedies on account of its Collateral (as define in the Intercreditor Agreement) other than as contemplated by this Agreement or as otherwise permitted by the Cash Collateral Order and the Definitive Documents.

(b)          Except as set forth in Section 5, during the Agreement Effective Period, each Consenting Creditor, severally, and not jointly, agrees in respect of all of its Company Claims/Interests pursuant to this Agreement that it shall not, directly or indirectly:

(i)       object to, or delay or impede the acceptance, implementation, or consummation of the Restructuring Transactions consistent with this Agreement;

(ii)      propose, file, support, solicit, or vote for any Alternative Restructuring Proposal;

(iii)     file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, violates the terms of this Agreement;

(iv)     initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, or the other Restructuring Transactions contemplated herein against the Company Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v)      subject to the terms of the Cash Collateral Order, object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code;

(vi)     subject to the terms of the Cash Collateral Order, direct any administrative agent or collateral agent (as applicable) to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement, and, if any applicable administrative agent or collateral agent takes any action inconsistent with such Consenting Creditor’s obligations under this Agreement, such Consenting Creditor shall use its commercially reasonable efforts to request that such administrative agent or collateral agent cease and refrain from taking any such action;

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(vii)    except as set forth in Section 5, during the Agreement Effective Period, each Consenting Creditor in respect of each of its Company Claims/Interests, severally, and not jointly, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement, other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement; or

(viii)   exercise any remedies on account of its Collateral (as defined in the Intercreditor Agreement), other than pursuant to this Agreement or otherwise as permitted by the Cash Collateral Order and the Definitive Documents.

Section 5.              Additional Provisions Regarding the Consenting Creditors’ Commitments.

(a)          Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (i) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (ii) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (iii) prevent any Consenting Creditor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any other Definitive Document; or (iv) require any Consenting Creditor to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Creditor other than as expressly described in this Agreement or any other Definitive Document.

(b)          Notwithstanding anything contained in this Agreement, nothing in this Agreement, and neither a vote to accept the Plan by any Consenting Creditor, nor the acceptance of the Plan by any Consenting Creditor, shall: (i) be construed to limit consent and approval rights provided in this Agreement (including the Restructuring Term Sheet) and the Definitive Documents; (ii) be construed to prohibit any Consenting Creditor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein; (iii) be construed to prohibit any Consenting Creditor from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement; (iv) impair or waive the rights of any Consenting Creditor to assert or raise any objection expressly permitted under this Agreement in connection with any hearing in the Bankruptcy Court, including, without limitation, any hearing on confirmation of the Plan; or (v) limit the ability of any Consenting Creditor to assert any rights, claims, and/or defenses under the First Lien Credit Agreement Documents and any related documents or agreements so long as the positions advocated in connection therewith are not inconsistent with this Agreement or any other Definitive Document.

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Section 6.             Commitments of the Company Parties.

6.01.          Affirmative Commitments.  During the Agreement Effective Period, each of the Company Parties shall:

(a)          support and take all steps necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(b)          to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement or the Plan, (i) support and take all steps reasonably necessary and desirable to address any such impediment and (ii) negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in consultation with the Consenting Creditors;

(c)          obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(d)          actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the timely filing of objections or written responses in the Chapter 11 Cases) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(e)          negotiate in good faith and execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(f)          seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(g)          deliver draft copies of all material motions, or applications and other material documents related to the Restructuring Transactions (including the Plan, the Disclosure Statement, ballots and other Solicitation Materials and any proposed amended version of the Plan or the Disclosure Statement, and a proposed Confirmation Order, but not including any retention applications) Jason intends to file with the Bankruptcy Court to counsel to the Consenting Creditors, at least two (2) Business Days prior to the date when Jason intends to file any such document (provided, that if delivery of such document at least two (2) Business Days in advance is impossible or impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable prior to such filing) and shall consult in good faith with counsel to the Consenting Creditors regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(h)          maintain good stranding under the laws of the states or other jurisdictions in which the Company Parties are incorporated or organized;

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(i)            upon reasonable request of any Consenting Creditors, inform counsel to Consenting Creditors as to: (i) the status and progress of the Restructuring Transactions including progress in relation to the negotiations of the Definitive Documents; and (ii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Creditor, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(j)            inform counsel to the Consenting Creditors in writing as soon as reasonably practicable after becoming aware of: (i) any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or would result in the termination of, this Agreement or any Definitive Document; (ii) any matter or circumstance which they reasonably believe could have a material impediment to the implementation or consummation of the Restructuring Transactions, including any failure of any conditions precedent; and (iii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of the Company Parties; (iv) any third party notice alleging that such third party’s consent is required to implement the Restructuring Transactions; (v) a breach of this Agreement (including a breach by the Company Parties); and (vi) any representation or statement made or deemed to be made by the Company Parties under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;

(k)           promptly notify the Consenting Creditors in writing of any material, written governmental or third party complaints, litigations, investigations, or hearings (or written communications indicating that the same may be contemplated or threatened against any of the Company Parties, including in connection with the Restructuring Transactions);

(l)            operate the business in the ordinary course provided, however, if the Company Board determines in good faith that operation of the business in the ordinary course is not advisable due to potential health or safety concerns related to the COVID-19 emergency, such determination shall not be a breach of this Section 6.01(n); provided, further, that Jason shall provide to the Consenting Creditors written notice of such determination as soon as reasonably practicable thereafter;

(m)          pay all of the reasonable and documented fees and expenses, subject to the terms of any applicable engagement letter or reimbursement letter as the case may be, of Weil and Houlihan as advisors to the First Lien Ad Hoc Group; provided, that the Company Parties shall pay any accrued but unpaid amounts owing under such engagement and/or fee letters to the extent required under the terms thereof upon the termination of this Agreement, but shall not be responsible for any fees and expenses incurred after termination; provided, further that any invoices shall contain summary detail but not be required to contain individual time detail; and

(n)           (A) subject to professional responsibilities, use commercially reasonable efforts to prosecute and defend any appeals related to the Restructuring Transactions and (B) execute and deliver any other required agreements to effectuate and consummate the Restructuring Transactions.

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(o)          provide to the Consenting Creditors (i) summaries of any oral proposal and other communications regarding an Alternative Restructuring Proposal and (ii) copies of any written proposals regarding an Alternative Restructuring Proposal within two (2) Business Days of receipt of such Alternative Restructuring Proposal.

6.02.          Negative Commitments.  During the Agreement Effective Period, each of the Company Parties shall not, directly or indirectly:

(a)           object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)           take any action that is inconsistent in any material respect with, or that would reasonably be expected to prevent, interfere with, delay, frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in this Agreement or the Plan, including the solicitation of the Plan, approval of the Disclosure Statement, and the confirmation and consummation of the Plan, or take any other action that would have a material adverse impact upon the Restructuring Transactions;

(c)           modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

(d)           file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments) that, in whole or in part, is not materially consistent with this Agreement, any other Definitive Document(s), or the Plan.

6.03.          Open Market Buy-Back.  The Borrower shall, on the Open Market Buy-Back Date, purchase from each Consenting First Lien Credit Agreement Lender pursuant to an applicable Assignment and Assumption, without any further action by the Borrower, at par (such amount, the “Purchase Consideration”), Term Loans of such Consenting First Lien Credit Agreement Lender, in an amount equal to the Purchase Amount.  Such Open Market Purchases shall be governed by Section 10.07(l) of the First Lien Credit Agreement; it being understood and agreed that (A) the principal amount of each Term Loan equal to the Purchase Amount, shall be deemed automatically cancelled and extinguished on the Open Market Buy-Back Date, (B) each such assignment shall become effective on the Open Market Purchase Date without any further action by or approval of the Borrower after the date hereof, and (C) upon receipt of the Purchase Consideration by the Consenting First Lien Credit Agreement Lenders, each Consenting First Lien Credit Agreement Lender shall (or shall cause its representatives to) deliver the applicable Assignment and Assumption to the First Lien Administrative Agent for recordation in the Register (as defined in the First Lien Credit Agreement), and the Consenting First Lien Credit Agreement Lenders will take any reasonable actions that the Required Consenting Creditors determine are reasonably necessary to effectuate the foregoing; provided, that if as of the Open Market Buy-Back Date, the First Lien Credit Agreement Lenders holding 100% of the outstanding principal amount of the Term Loans are Consenting First Lien Credit Agreement Lenders, the Borrower shall make a voluntary prepayment pursuant to Section 2.06(a) of the First Lien Credit Agreement in an amount equal to the Aggregate Purchase Amount in lieu of all such Open Market Purchases (the “Designated Voluntary Prepayment”).  For the avoidance of doubt, each Consenting First Lien Credit Agreement Lenders agrees that in the event the Designated Voluntary Prepayment is made by the Borrower, no such assignment shall be required or effective, it shall not deliver (or cause to be delivered) such Assignment and Assumption to the First Lien Administrative Agent and the applicable Assignment and Assumption shall be of no further force or effect.

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6.04.         Forbearance Fee. The Borrower shall have paid to the First Lien Administrative Agent, for the account of each Consenting First Lien Credit Agreement Lender who executes and delivers a counterpart to this Agreement to counsel to the Company Parties, the Forbearance Fee, of which (i) 2.00% shall be paid in cash on or prior to the Open Market Buy-Back Date; provided, that any forbearance fee paid by the Company Parties in cash in connection with the Forbearance Agreements (the “Previously Paid Forbearance Fee”) shall be credited against such cash portion of the Forbearance Fee owed to any Consenting First Lien Credit Agreement Lender that received such Previously Paid Forbearance Fee and (ii) the remaining 2.00% of the Forbearance Fee (the “Forbearance Fee Deferred Portion”) shall be fully earned as of the Open Market Buy-Back Date and shall be due and payable on the earlier of (A) the Termination Date and (B) the Plan Effective Date; provided, however, that while the Forbearance Fee Deferred Portion remains unpaid it will accrue interest (compounded quarterly as provided in the following sentence) at the interest rate applicable pursuant to the terms of the First Lien Credit Agreement to the First Lien Credit Agreement Loans held by the Consenting First Lien Credit Agreement Lenders that are entitled to receive the Forbearance Fee; provided, further, that if the Forbearance Fee Deferred Portion is paid on the Plan Effective Date then such fee shall be paid as a portion of the recovery under the Plan to the respective First Lien Credit Agreement Claims and for the avoidance of doubt, shall not be paid in cash.  On each Interest Payment Date (as defined in the First Lien Credit Agreement) applicable to such First Lien Credit Agreement Loans the amount of the Forbearance Deferred Portion outstanding on such date shall be increased by the amount of the accrued but unpaid interest on the Forbearance Fee Deferred Portion (as such deferred portion shall have been increased on any prior Interest Payment Date).  The Forbearance Fee Deferred Portion (as increased pursuant to this Section 6.04) shall constitute a First Lien Credit Agreement Claim and a First Lien Secured Obligation (as defined in the Intercreditor Agreement).

Section 7.              [RESERVED].

Section 8.              Transfer of Interests and Securities.

8.01.       During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless the authorized transferee either (a) is a Consenting Creditor and provides notice of such Transfer (including the amount and type of Company Claims/Interests Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer or (b) executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement, or a Joinder.

8.02.       Upon compliance with the requirements of Section 8.01, the transferring Consenting Creditor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement with respect to such transferred Company Claims/Interests.  Any Transfer in violation of Section 8.01 shall be void ab initio.

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8.03.        This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims/Interests from holders who are not Consenting Creditors; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Creditors) and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Company Claim acquired) to counsel to the Company Parties and Weil within two (2) Business Days of such acquisition.

8.04.        This Section 8.04 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims/Interests.  Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations (including any obligation by any Company Party to issue a “cleansing letter” or otherwise make a public disclosure of information) otherwise arising under such Confidentiality Agreements.

8.05.        Notwithstanding Section 8.01, any Consenting Creditor may Transfer any Company Claim/Interest to a Qualified Marketmaker and a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement or a Joinder in respect of such Company Claims/Interests if (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; and (b) the transferee is a Permitted Transferee under Section 8.01.  To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee. For the avoidance of doubt, nothing in this Agreement shall prevent the Consenting Creditors from Transferring (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests to a Qualified Marketmaker so long as any transfer complies with this Section 8.05.

8.06.        Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a lender to a Consenting Creditor, or a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

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Section 9.              Representations and Warranties of Consenting Creditors.

(a)          Subject to Section 9(b), each Consenting Creditor severally, and not jointly, represents and warrants that, as of the Agreement Effective Date:

(i)       it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of such Company Claims/Interests reflected in, and is not the beneficial or record owner of such Company Claims/Interests other than those reflected in such Consenting Creditor’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(ii)      it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(iii)     such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are to be performed;

(iv)     solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

(v)      solely with respect to holders of Company Claims/Interests, it acknowledges that (i) the offer and sale of any securities will not be registered under the Securities Act and (ii) the offering and issuance of any securities is intended to be exempt from registration under the Securities Act pursuant to (A) Section 4(a)(2) of the Securities Act and/or Regulation D thereunder or (B) pursuant to Section 1145 of the Bankruptcy Code;

(b)          The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Creditors that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager, and shall not apply to (or be deemed to be made in relation to) any Company Claims/Interests that may be beneficially owned by such Consenting Creditors that are not held through accounts managed by such investment manager.

Section 10.            Mutual Representations, Warranties and Covenants.    Each of the Parties represents, warrants, and covenants to each other Party, as of the Agreement Effective Date:

(a)          it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

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(b)          except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)          except as set forth on Exhibit I, the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents; and

(d)          except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement.

Section 11.            Termination Events.

11.01.        Consenting Creditor Termination Events.  This Agreement may be terminated by the Required Consenting Creditors by the delivery to the Company Parties of a written notice in accordance with Section 13.11 hereof upon the occurrence of any of the following events (unless waived in writing by such Required Consenting Creditors on a prospective or retroactive basis):

(a)           the failure by a Company Party to comply with any of the Milestones unless (i) such failure is the result of any act, omission, or delay on the part of a Consenting Creditor in violation of such Consenting Creditor’s obligations under this Agreement; or (ii) such Milestone is extended by email in accordance with this Agreement;

(b)           the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured for five (5) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 13.11 hereof detailing any such breach;

(c)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) (A) remains in effect for fifteen (15) Business Days after such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement or (B) has been requested by any Company Party;

(d)           the Bankruptcy Court enters an order denying confirmation of the Plan;

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(e)           the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) rejecting this Agreement or (iv) terminating any of the Company Parties’ exclusive right to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(f)           any Definitive Documents or any other document or agreement necessary to consummate the Restructuring Transactions are filed or solicited in form or substance not acceptable to the Required Consenting Creditors;

(g)           any Company Party (i) amending, or modifying, or filing a pleading seeking authority to amend or modify, the Definitive Documents in a manner that is materially inconsistent with this Agreement, (ii) suspending or revoking the Restructuring Transactions or (iii) publicly announcing its intention to take any such action listed in the foregoing clauses (i) and (ii) of this subsection;

(h)           any Company Party (i) filing or announcing that it will file or enter into any Alternative Restructuring Proposal, other than the Plan or (ii) withdrawing or announcing its intention not to support the Plan;

(i)            any Company Party filing one or more motion, or application, seeking authority to sell any material assets in excess of $250,000 in the aggregate, without the prior written consent of the Required Consenting Creditors and such motion or application is not withdrawn after three (3) days prior written notice;

(j)            a Termination Event (as defined in the Cash Collateral Order) shall have occurred;

(k)           the entry of any order authorizing the use of cash collateral or postpetition financing that is not in the form of the Cash Collateral Order or otherwise acceptable to the Required Consenting Creditors;

(l)            either (i) any Company Party or any other party filing a motion, application, or adversary proceeding (or any Company Party or other party supports any such motion, application, or adversary proceeding filed or commenced by any third party) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any Company Claims/Interests or asserting any other cause of action against the Required Consenting Creditors and/or with respect or relating to such Company Claims/Interests or the prepetition liens securing such claims or (ii) entry of an order that is inconsistent with this Agreement or the Restructuring Term Sheet in any material respect;

(m)          the commencement of an involuntary case against any Company Party or any Company Party’s non U.S. subsidiaries and affiliates or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of such Company Party or such Company Party’s foreign subsidiaries and affiliates, or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar Law now or hereafter in effect, provided, that such involuntary proceeding is not dismissed within a period of fifteen (15) days after the filing thereof, or if any court grants the relief sought in such involuntary proceeding;

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(n)           any Company Party or any Company Party’s non-U.S. subsidiaries or affiliates (i) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar Law now or hereafter in effect, except as provided in this Agreement, (ii) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, (iii) making a general assignment or arrangement for the benefit of creditors or (iv) taking any corporate action for the purpose of authorizing any of the foregoing;

(o)           if (i) the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered, materially modified, or materially amended without the consent of the Required Consenting Creditors, or (ii) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion; or

(p)           the failure of the Borrower to (A) make (i) the Open Market Purchases or (ii) the Designated Voluntary Prepayment, as the case may be, in each case by the Open Market Buy-Back Date pursuant to Section 6.03 hereof or (B) to pay the Forbearance Fee as set forth herein.

11.02.        Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.11 hereof upon the occurrence of any of the following events:

(a)          the breach in any material respect by one or more of the Consenting Creditors of any provision set forth in this Agreement that (i) is materially adverse to Jason and (ii) remains uncured for a period of fifteen (15) Business Days after the receipt by the Consenting Creditors of notice of such breach;

(b)          (i) the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with outside counsel, that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law, including to pursue an Alternative Restructuring Proposal and (ii) the Company Parties are in compliance with the terms of this Agreement;

(c)          the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 12.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d)           the Bankruptcy Court enters an order denying confirmation of the Plan.

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11.03.         Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Required Consenting Creditors and each Company Party.

11.04.         Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice on the Plan Effective Date.

11.05.         Individual Termination. Any Consenting Creditor may terminate this Agreement as to itself only, upon written notice to the other Parties in accordance with Section 12.10, in the event that (a) such Consenting Creditor has transferred all (but not less than all) of its Company Claims/Interests, as applicable, in accordance with Section 7 of this Agreement (such termination shall be effective on the date on which such Consenting Creditor has effected such transfer, satisfied the requirements of Section 7 and provided the written notice required), (b) this Agreement or the Restructuring Term Sheet is amended without its consent in such a way as to alter any of the material terms hereof in a manner that is disproportionately adverse to such Consenting Creditor as compared to similarly situated Consenting Creditor by giving two (2) Business Days’ written notice to the other Parties in accordance with Section 13.11 or (c) the Restructuring Term Sheet is amended, supplemented or otherwise modified without its consent in such a way as to adversely and materially modify the economic treatment contemplated for such Consenting Creditor relative to the treatment contemplated by the Restructuring Term Sheet as of the Agreement Effective Date, by giving two (2) Business Days’ written notice to the other Parties in accordance with Section 13.11.

11.06.        Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Creditor withdrawing or changing its vote pursuant to this Section 11.06 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court.  Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Creditor.  No purported termination of this Agreement shall be effective under this Section 11.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except to a termination pursuant to Section 11.02(b).  Nothing in this Section 11.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(b).

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Section 12.           Amendments and Waivers.

(a)           This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b)          This Agreement may be modified, amended, or supplemented, or a condition, or requirement of this Agreement may be waived, in a writing (email being sufficient) signed by or with the authority of: (i) each Company Party and (ii) the Required Consenting Creditors; provided, however, that if the proposed modification, amendment, waiver, or supplement modifies, amends or supplements the definition of “Required Consenting Creditors,” such modification, amendment or supplement shall require the consent of all Consenting Creditors.

(c)           Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(d)          The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy, or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy, or the exercise of any other right, power, or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13.           Miscellaneous.

13.01.        Acknowledgement.  Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

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13.02.       Exhibits Incorporated by Reference; Conflicts.  Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules.  In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

13.03.        Further Assurances.  Subject to the other terms of this Agreement, the Company Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

13.04.       Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

13.05.      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State and County of New York, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

13.06.       TRIAL BY JURY WAIVER.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.07.       Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original for purposes of validity, enforceability and admissibility, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

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13.08.      Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

13.09.       Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

13.10.       Intercreditor Agreement Acknowledgement; Loan Document. The Company Parties hereby acknowledge and agrees that the Plan and the transactions contemplated by this Agreement a disposition of Collateral (as defined in the Intercreditor Agreement) for purposes of the Intercreditor Agreement. This Agreement constitutes a “Loan Document” (as defined in the First Lien Credit Agreement) for purposes of the First Lien Credit Agreement and the other First Lien Credit Agreement Documents.

13.11.        Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)          if to a Company Party, to:

Jason Industries, Inc.
833 East Michigan Street, Suite 900
Milwaukee, Wisconsin 53202
Attn:  General Counsel

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:  Jonathan S. Henes, P.C. and Emily E. Geier
E-mail address:  jonathan.henes@kirkland.com and emily.geier@kirkland.com

-and-

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:  Laura Krucks and Dan Latona
E-mail address: laura.krucks@kirkland.com and dan.latona@kirkland.com

26

(b)          if to a member of the First Lien Ad Hoc Group, to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:  Ryan Preston Dahl, Mariel Cruz, and Alexander Welch
E-mail address:  ryan.dahl@weil.com, mariel.cruz@weil.com and alexander.welch@weil.com

Any notice given by delivery, mail, or courier shall be effective when received.

13.12.       Enforceability of Agreement.  Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

13.13.       Waiver.  If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

13.14.       Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.15.        Several, Not Joint, Claims.  Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

13.16.       Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.17.        Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

27

13.18.        Relationship Among Consenting Creditors.

(a)          None of the Consenting Creditors shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Creditors, the Company Parties or their affiliates, or any of the Company Parties’ or their affiliates’ creditors or other stakeholders, including, without limitation, any holders of Company Claims/Interests, and, other than as expressly set forth in this Agreement, there are no commitments among or between the Consenting Creditors.  It is understood and agreed that any Consenting Creditor may trade in any debt or equity securities of Jason without the consent of Jason or any other Consenting Creditor, subject to applicable securities laws, this Agreement (including Section 8 of this Agreement), and any applicable Confidentiality Agreement.  No prior history, pattern or practice of sharing confidences among or between any of the Consenting Creditors and/or Jason shall in any way affect or negate this understanding and agreement.

(b)          The Company Parties understand that the Consenting Creditors are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Creditors that principally manage and/or supervise the Consenting Creditor’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Creditor so long as they are not acting at the direction or for the benefit of such Consenting Creditor and so long as confidentiality is maintained consistent with any applicable confidentiality agreement.

13.19.       Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties or the Required Consenting Creditors, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including email) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.20.        Survival.

(a)          Notwithstanding (i) any transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in this Section 13 shall survive such transfer or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

(b)          Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Company Parties and in contemplation of possible chapter 11 filings by the Company Parties and that the rights granted in this Agreement are enforceable by each signatory hereto without approval of any court, including the Bankruptcy Court.

28

13.21.        Tax.  To the extent practicable, subject to the consent of the Required Consenting Creditors, the Restructuring Transactions will be structured so as to preserve or otherwise maximize the availability and/or use of favorable tax attributes (including tax basis) of the Company Parties and to otherwise obtain the most beneficial structure for the Company Parties or the Reorganized Jason and the holders of equity in the Reorganized Jason post-Plan Effective Date, and the Company Parties will cooperate on a reasonable basis with the Consenting Creditors in connection with making such determination, including by providing the Consenting Creditors with reasonable information relevant to making such determination.

13.22.       Disclosure; Publicity.  Jason shall submit drafts to the legal counsel of the Consenting Creditors of any announcement of a material event on form 8-K to be filed with the SEC or any press releases that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure.  Except as required by law or regulation or by any governmental or regulatory (including self-regulatory) authority, the individuals Company Parties shall not (i) use or disclose to any person the name of any Consenting Creditor, including in any press release, or (ii) disclose to any person, other than the Company Parties’ directors, officers, employees and legal, accounting and financial, and any person the Company Parties determine who need to know such information to perform their duties, the amount or percentage of any First Lien Credit Agreement Loans or Second Lien Credit Agreement Loans held by any Consenting Creditor or holder of Second Lien Credit Agreement Loans, in each case, without such Consenting Creditor’s or holder of Second Lien Credit Agreement Loans consent; provided, that the foregoing shall not prohibit disclosure at any time of the aggregate amount of, and aggregate percentage of, First Lien Credit Agreement Loans and Second Lien Credit Agreement Loans, respectively, held by the First Lien Credit Agreement Lenders and the Second Lien Credit Agreement Lenders, respectively.  The Parties hereby consent to the disclosure by Jason in the Definitive Documents, or in any motion or other pleading seeking approval of any aspect of the Restructuring Transactions, or as otherwise required by law or regulation or by Jason’s existing financing agreements, of the execution, terms and contents of this Agreement and the aggregate amount of, and aggregate percentage of, the First Lien Credit Agreement Loans, Second Lien Credit Agreement Loans and Interests held by such and Second Lien Credit Agreement Loans, respectively, held by the First Lien Credit Agreement Lenders and the Second Lien Credit Agreement Lenders, respectively.

13.23.        Additional Consenting Creditors.  Any First Lien Credit Agreement Lender that is not party to this Agreement as of the Agreement Effective Date may, from time to time, become a party to this Agreement as a Consenting Creditor (an “Additional Consenting Creditor”) by executing a Joinder, pursuant to which such Additional Consenting Creditor shall be bound by the terms of this Agreement as a Consenting Creditor hereunder; provided, however, that any Additional Consenting Creditor that becomes a party to this Agreement after the Open Market Buy-Back Date shall not be entitled to receive any portion of the Open Market Purchases or the Designated Voluntary Prepayment.

29

13.24.        Signature Pages. The signature pages executed by Consenting Creditors and delivered to (a) other Consenting Creditors shall be in a redacted form that removes the details of such Consenting Creditors’ holdings and (b) Jason and Weil in an unredacted form (to be held by Weil on a professionals’ eyes only-basis).

[Signature pages to follow]

30

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

JASON INDUSTRIES, INC.

By:	/s/ Kevin Kuznicki

Name:	Kevin Kuznicki

Title:	Senior Vice President, General Counsel, and Secretary

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

JASON INTERNATIONAL HOLDINGS, INC.
MILSCO, LLC
OSBORN, LLC
SCHAFFNER MANUFACTURING CO, INC.

By:	/s/ Kevin Kuznicki

Name:	Kevin Kuznicki

Title:	Vice President

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

JASON INCORPORATED
JASON PARTNERS HOLDINGS INC.
JASON HOLDINGS, INC. I

By:	/s/ Chad Paris

Name:	Chad Paris

Title:	Senior Vice President, Chief Financial Officer

[Consenting Creditor Signature Pages]

EXHIBIT A

Jason Affiliate Entities

Jason Industries, Inc.

Jason International Holdings Inc.

Jason Holdings Inc. I

Jason Incorporated

Milsco, LLC

Osborn, LLC

Schaffner Manufacturing Co., Inc.

Jason Partners Holding Inc.

EXHIBIT B

Restructuring Term Sheet

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Prepackaged Restructuring Term Sheet

INTRODUCTION

This term sheet (this “Term Sheet”)1 summarizes the material terms and conditions of restructuring and recapitalization transactions regarding Jason Incorporated, Jason Industries, Inc., Jason Partners Holdings Inc., Jason Holdings, Inc. I, Milsco, LLC, Osborn, LLC, Schaffner Manufacturing Co., Inc., and Jason International Holdings, Inc. (collectively, the “Debtors,” and such restructuring, the “Restructuring”).

The Restructuring will be accomplished through the Debtors commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) to implement a prepackaged chapter 11 plan of reorganization described herein (the “Plan”).

This Term Sheet is being agreed to in connection with that certain Restructuring Support Agreement, dated as of June June 5, 2020 (the “RSA”), to which this Term Sheet is attached as Exhibit B, by and among the Debtors and certain Consenting Creditors (as defined in the RSA) parties thereto from time to time.  Pursuant to the RSA, the parties thereto have agreed to support the transactions contemplated therein and herein; provided that in the event of any inconsistency between this Term Sheet and the RSA, the RSA shall control in all respects.

This summary is being presented for discussion and settlement purposes, and is entitled to protection from any use or disclosure to any person pursuant to Rule 408 of the Federal Rules of Evidence and any other Rule of similar import.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring, which remain subject to negotiation and completion in accordance with the RSA and applicable law; provided that such terms, conditions, and other provisions shall be consistent with the Term Sheet and RSA and otherwise acceptable to the First Lien Ad Hoc Group.  The Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet or the RSA.

[1]
Capitalized terms used but not otherwise defined in this Term Sheet have the meanings ascribed to such terms as set forth on Exhibit A attached hereto or the RSA, as applicable; provided that in the event of any inconsistency between this Term Sheet and the RSA, the RSA shall control in all respects.

OVERVIEW OF THE RESTRUCTURING
In general, the Restructuring contemplates that:

(a)    The Debtors will implement the Restructuring in the Bankruptcy Court pursuant to the Plan on the terms set forth in this Term Sheet and RSA, and in accordance with the Milestones attached hereto as Exhibit B.

(b)     The First Lien Ad Hoc Group consents to the use of cash collateral securing the First Lien Credit Agreement Claims to fund the Chapter 11 Cases, as set forth in Exhibit C to the RSA.

(c)    On the Open Market Buy‑Back Date, the Company Parties shall effectuate (1) the Open Market Purchases, and (2) shall make payment of 2.00% of the Forbearance Fee consistent with section 6.04 of the RSA.  The remaining 2.00% of the Forbearance Fee (the Forbearance Fee Deferred Portion) shall be paid according to the terms of section 6.04 of the RSA.

(d)     On the Plan Effective Date, New Holdco will enter into a third-party asset-based exit financing that (i) provides availability as of the Closing Date of at least $20 million for revolving borrowings after permitting for any amounts on account of outstanding letters of credit; and (ii) has aggregate total commitments in an amount not less than $30 million (the “New Revolving Exit Facility”) on terms acceptable to the Consenting First Lien Lenders.

(e)     On the Plan Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each First Lien Credit Agreement Secured Claim, each Holder thereof shall receive its Pro Rata share of and interest in:  (i) the $75 million New First Lien Credit Facility; (ii) the $50 million New Junior Convertible Term Loan; (iii) 100% of the New Jason Equity, subject to dilution by the Warrants, Management Incentive Plan, and New Junior Convertible Term Loan; provided that 10% of such New Jason Equity, subject to dilution by the Warrants, Management Incentive Plan, and New Junior Convertible Term Loan, shall be distributed on account of Class 5 Claims, as provided herein; and (iv) if applicable, the First Lien Put Option.

(f)      On the Plan Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Class 4 Claim, each Holder of a First Lien Credit Agreement Deficiency Claim shall receive no distribution.2

(g)     In partial satisfaction of First Lien Credit Agreement Claims, New Holdco will  use the First Lien Credit Agreement Secured Claims to acquire 100% of the assets of the Debtors, pursuant to sections 1123(a)(5)(d) & 1129(b)(2)(a)(ii). Such credit bid may be effectuated via merger, amalgamation, consolidation, or otherwise.

(h)     In full and final satisfaction, settlement, release, and discharge of and in exchange for each Second Lien Credit Agreement Claim, each Holder thereof shall receive either:  (i) if Class 5 timely accepts the Plan, its Pro Rata share of and interest in (x) 10% of the new Jason Equity subject to dilution by the Warrants, Management Incentive Plan, and New Junior Convertible Term Loan; and (y) Warrants for 10.0% of the New Jason Equity at an aggregate equity value strike price at $[●];3 and (ii) if Class 5 rejects the Plan, no distribution.

(i)      All General Unsecured Claims will be paid in full or otherwise provided such treatment as to render them Unimpaired.4

(j)      At the option of the Reorganized Debtors’, Intercompany Claims and Intercompany Interests shall be either Reinstated or cancelled and released without any distribution.

(k)      Jason Preferred Interests shall be cancelled and released without any distribution.

(l)       Jason Common Interests shall be cancelled and released without any distribution.

This Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

[2]	NTD: Transaction structure subject to ongoing review by tax counsel.

[3]
The aggregate equity value strike price shall be set at a value that allows Holders of First Lien Credit Agreement Claims to receive par value plus accrued interest as of the Plan Effective Date plus accrual of 5% annually.

[4]	Subject to resolution of certain contingent claims in a manner acceptable to the First Lien Ad Hoc Group.

2

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
N/A	Administrative Claims
Except to the extent that a Holder of an Allowed Administrative Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, on the Plan Effective Date or as soon as reasonably practicable thereafter, each Holder thereof shall receive payment in full in cash.

N/A
N/A	Priority Tax Claims
Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

N/A
N/A	Restructuring Expenses
During the period commencing on the Petition Date through the Plan Effective Date, the Debtors will promptly pay, in full in cash any Restructuring Expenses in accordance with the terms of the RSA and Cash Collateral Orders. Without limiting the foregoing, to the extent that any Restructuring Expenses remain accrued and/or unpaid as of the Plan Effective Date, on the Plan Effective Date, the Reorganized Debtors shall pay in full in cash any outstanding Restructuring Expenses without the requirement for the filing of retention applications, fee applications, or any other applications in the chapter 11 cases, and without any requirement for further notice or Bankruptcy Court review or approval. For the avoidance of doubt, any Restructuring Expenses invoiced after the Plan Effective Date shall be paid promptly, but no later than ten (10) business days of receiving an invoice.

3

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Classified Claims and Interests of the Debtors
Class 1	Other Secured Claims
Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Plan Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s), or Reorganized Debtor(s), as applicable:  (a) payment in full in Cash; (b) the collateral securing its Allowed Other Secured Claim; (c) Reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Unimpaired; deemed to accept
Class 2	Other Priority Claims
Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, on the Plan Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, each Holder thereof shall receive payment in full in Cash or such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Unimpaired; deemed to accept
Class 3	First Lien Secured Credit Agreement Claims
Allowance:
First Lien Secured Credit Agreement Claims shall be Allowed in an amount not less than $[•].
Treatment:
Except to the extent that a Holder of a First Lien Credit Agreement Claim agrees to less favorable treatment, on the Plan Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each First Lien Credit Agreement Claim, each Holder thereof shall receive its Pro Rata share of and interest in:  (i) the New First Lien Credit Facility; (ii) New Junior Lien Credit Facility; (iii) 100% of the New Jason Equity, subject to dilution by the Warrants, Management Incentive Plan, and New Junior Convertible Term Loan; provided that 10% of such New Jason Equity, subject to dilution by the Warrants, Management Incentive Plan, and New Junior Convertible Term Loan, shall be distributed on account of Class 5 Claims, as provided herein (iv) if applicable, the First Lien Put Option, and (v) the Warrants, which Warrants shall be distributed on account of Class 5 Claims, as provided herein.

Impaired; entitled to vote

4

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Class 4	First Lien Deficiency Claims
Allowance:
First Lien Deficiency Claims shall be Allowed in an amount not less than $[•].
Treatment:
Except to the extent that a Holder a First Lien Deficiency Claim agrees to less favorable treatment, on the Plan Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Class 4 Claim, each Holder thereof shall receive no distribution.

Impaired; entitled to vote
Class 5	Second Lien Credit Agreement Claims
Allowance:
Second Lien Credit Agreement Claims shall be Allowed in an amount equal to $[•].
Treatment:
Except to the extent that a Holder of a Second Lien Credit Agreement Claim agrees to less favorable treatment, on the Plan Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Class 5 Claim, each Holder thereof shall receive as a carve-out from the collateral securing the First Lien Secured Credit Agreement Claims: (i) if Class 5 timely accepts the Plan, its Pro Rata share of and interest in (x) 10% of the New Jason Equity subject to dilution by the Warrants, Management Incentive Plan, and New Junior Convertible Term Loan; and (y) Warrants for 10.0% of the New Jason Equity at an aggregate equity value strike price at $[●];[5] and (ii) if Class 5 rejects the Plan, no distribution.

Impaired; entitled to vote

[5]
The aggregate equity value strike price shall be set at a value that allows Holders of First Lien Credit Agreement Claims to receive par value plus accrued interest as of the Plan Effective Date plus accrual of 5% annually.

5

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Class 6	General Unsecured Claims[6]
Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the Plan Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, each Holder thereof shall receive, at the election of the Debtors or the Reorganized Debtors, as applicable, either:  (a) Reinstatement of such Allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; (b) payment in full in Cash on the later of (i) the Plan Effective Date or as soon as reasonably practicable thereafter, or (ii) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim; or (c) such other treatment rendering such Allowed General Unsecured Claim Unimpaired.

Unimpaired; deemed to accept
Class 7	Intercompany Claims
On the Plan Effective Date, each Intercompany Claim shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, either Reinstated or cancelled and released without any distribution.

Impaired; deemed to reject or Unimpaired; deemed to accept
Class 8	Intercompany Interests
On the Plan Effective Date, Intercompany Interests shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, either Reinstated or cancelled and released without any distribution.

Impaired; deemed to reject or Unimpaired; deemed to accept
Class 9	Jason Common Interests	Jason Common Interests shall be cancelled and released without any distribution.	Impaired; deemed to reject
Class 10	Jason Preferred Interests	Jason Preferred Interests shall be cancelled and released without any distribution.	Impaired; deemed to reject

[6]	Subject to the resolution of certain contingent claims in a manner acceptable to the First Lien Ad Hoc Group.

6

GENERAL PROVISIONS REGARDING THE PLAN
Subordination
The allowance, classification, and treatment of all allowed Claims and allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto except as otherwise provided by the RSA and this Term Sheet.

Restructuring Transactions
The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan and Plan Supplement and the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring (collectively, the “Restructuring Transactions”).  On the Plan Effective Date, the Reorganized Debtors shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.

Cancellation of Notes, Instruments, Certificates, and Other Documents
On the Plan Effective Date, unless otherwise specified in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements, shall be cancelled, and the obligations of the Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Executory Contracts and Unexpired Leases
The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code, in each case subject to the prior consent of the First Lien Ad Hoc Group (such consent not to be unreasonably withheld).
The Debtors shall serve rejection notices in respect of each rejected executory contract and unexpired lease on the applicable counterparties in accordance with procedures set forth in the Plan.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters related to the Plan and the Restructuring.

7

GENERAL PROVISIONS REGARDING THE PLAN
Discharge of Claims and Termination of Interests
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Plan Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Plan Effective Date and that arise from a termination of employment, any contingent or noncontingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Plan Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Plan Effective Date occurring.

Releases by the Debtors
Notwithstanding anything contained in the plan to the contrary, pursuant to Section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Plan Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative Claims asserted or assertable on behalf of the Debtors or their Estates, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim against, or interest in, a Debtor or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, the First Lien Credit Agreement, the Second Lien Credit Agreement, any Avoidance Actions (but excluding avoidance actions brought as counterclaims or defenses to claims asserted against the debtors), any intercompany transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the chapter 11 cases, the New First Lien Credit Agreement, the New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement, the New Junior Lien Credit Agreement Documents, the New Revolving Exit Facility, solicitation of votes on the Plan, the prepetition negotiation and settlement of Claims, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or preferred equity (including the New First Lien Term Loan, New Junior Convertible Term Loans, and the New Revolving Exit Facility) and/or Securities (including the New Jason Equity and the Warrants) pursuant to the Plan, or the distribution of property under the plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date.  Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release any post-Plan Effective Date obligations of any Party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including the New First Lien Credit Agreement Documents, New Junior Lien Credit Agreement Documents, and other documents, instruments and agreements set forth in the Plan Supplement) executed to implement the plan and shall not result in a release, waiver, or discharge of any of the Debtors’ or the Reorganized Debtors’ assumed indemnification provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (a) in exchange for the good and valuable consideration provided by the released parties, including, without limitation, the released parties’ contributions to facilitating the restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

8

GENERAL PROVISIONS REGARDING THE PLAN
Releases by Holders of Claims and Interests
Notwithstanding anything contained in the Plan to the contrary, as of the Plan Effective Date, and to the fullest extent allowed by applicable law, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted or assertable on behalf of the Debtors, or their Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in-or-out-of-court restructuring efforts, the First Lien Credit Agreement, the Second Lien Credit Agreement, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to asserted against the Debtors), any Intercompany Transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the New First Lien Credit Agreement, the New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement, the New Junior Lien Credit Agreement Documents, solicitation of votes on the Plan, the prepetition negotiation and settlement of Claims, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or preferred equity (including the New First Lien Term Loans, New Junior Convertible Term Loans, and the New Revolving Exit Facility), and/or Securities (including the New Jason Equity and the Warrants) pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date.

Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release any post-Plan Effective Date obligations of any Party or entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including the New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement Documents, and other documents, instruments, and agreements set forth in the Plan Supplement) executed to implement the Plan and shall not result in a release, waiver, or discharge of any of the Debtors’ or the Reorganized Debtors’ assumed indemnification provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definition contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is:  (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of action released pursuant to the Third-Party Release.

9

GENERAL PROVISIONS REGARDING THE PLAN
Exculpation
Notwithstanding anything contained in the Plan to the contrary, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from, any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the New First Lien Credit Agreement, the New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement, the New Junior Lien Credit Agreement Documents, and solicitation of votes on the Plan, the prepetition negotiation and settlement of Claims, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or preferred equity (including the New First Lien Term Loans, New Junior Convertible Term Loans, and the New Revolving Exit Facility) and/or Securities (including the New Jason Equity and the Warrants) pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes on, and distribution of consideration pursuant to, the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any Claim relating to any post-Plan Effective Date obligations of any Party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including the New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement Documents, and other documents, instruments and agreements set forth in the Plan Supplement) executed to implement the Plan.

10

GENERAL PROVISIONS REGARDING THE PLAN
Injunction
Except as otherwise provided in the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that:  (a) are subject to compromise and settlement pursuant to the terms of the Plan; (b) have been released pursuant to section [●] of the Plan; (c) have been released pursuant to section [●] of the Plan; (d) are subject to exculpation pursuant to section [●] of the Plan; or (e) are otherwise discharged, satisfied, stayed, or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties:  (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests discharged, released, exculpated, or settled pursuant to the Plan.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Management Incentive Plan
Following the Plan Effective Date, the Reorganized Debtors shall adopt and implement the Management Incentive Plan.  Awards under the Management Incentive Plan shall be granted by the compensation committee of the New Board.

Transaction Structure
The Restructuring Transactions and related transactions shall be structured (i) in a tax efficient manner for the Debtors and the First Lien Ad Hoc Group in accordance with the Plan and Plan Supplement and (ii) such that Reorganized Jason will not be subject to public-reporting requirements following the Plan Effective Date.[7]

Structurally Senior Debt	All debt will remain in place at non‑Debtor foreign entities (subject to diligence by the First Lien Ad Hoc Group).

[7]	NTD: To discuss.

11

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Insurance
The Debtors shall continue to satisfy their surety bonds and insurance policies in full (including any D&O Liability Insurance Policies, including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) and continue such programs in the ordinary course of business.  Each of the Debtors’ surety bonds and insurance policies, and any agreements, documents, or instruments relating thereto shall be treated as Executory Contracts under the Plan.  Unless otherwise provided in the Plan, on the Plan Effective Date:  (a) the Debtors shall be deemed to have assumed all such surety bonds and insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims; and (b) such surety bonds and insurance policies and any agreements, documents, or instruments relating thereto shall revest in the applicable Reorganized Debtor(s).

D&O Insurance
Each D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) shall be deemed assumed without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Plan Effective Date, pursuant to section 365 of the Bankruptcy Code.
The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Plan Effective Date, and any current and former directors, officers, managers, and employees of the Debtors who served in such capacity at any time before or after the Plan Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors, officers, managers, and employees remain in such positions after the Plan Effective Date.

Employment Obligations
Except as provided herein, including with respect to “Employment Agreements”, all employee wages, compensation, benefit, and incentive programs in place as of the Plan Effective Date with the Company Parties shall be assumed, or assumed and amended on terms no less favorable than the terms that were in place on the Plan Effective Date, by Reorganized Debtors and shall remain in place as of the Plan Effective Date, and Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans in each case other than with respect to any programs with respect to Interests (such as stock, options, warrants, or RSUs, each of which shall be deemed to be no longer valid, binding, or effective with respect to the Reorganized Debtors).

Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Plan Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Executive Employment Agreements
The Executives and the First Lien Ad Hoc Group shall in good faith negotiate new or amended employment agreements, the terms and conditions of which shall be reasonably acceptable to the Company and acceptable to each Executive and the First Lien Ad Hoc Group; provided that in conjunction with any agreement executed on the Plan Effective Date, such executive shall waive any change of control bonuses to which they would be entitled under their existing employment agreements; provided further that if an agreement is not reached, the relevant Executive shall be entitled to the severance payment set forth in his current Employment Agreement.

12

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Indemnification of Prepetition Directors, Officers, Managers, et al.
Consistent with applicable law, each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, management, indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advance fees and expenses to, any of the Debtors’ current and former directors, officers, equityholders, managers, officers, members, employees, accountants, investment bankers, attorneys, other agents, and professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates (each of the foregoing solely in their capacity as such), as applicable, shall be assumed and reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Restructuring on terms no less favorable to such current and former directors, officers, equityholders, managers, officers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates (each of the foregoing solely in their capacity as such), other agents and professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates than the indemnification provisions in place as of the Petition Date.

Claims of the Debtors
The Reorganized Debtors shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released by the Debtors pursuant to the release and exculpation provisions outlined in this Term Sheet.

Vesting of Assets
Subject to the Restructuring Transactions, on the Plan Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets of the Debtors’ Estates will vest in the Reorganized Debtor(s) and/or New Holdco, as applicable, free and clear of all claims, liens, encumbrances, charges, and other interests, except as otherwise provided in the Plan.

Additional Plan Provisions and Documentation
The Plan shall contain other customary provisions for chapter 11 plans of this type, which provisions shall be consistent with this Term Sheet and the RSA and otherwise acceptable to the First Lien Ad Hoc Group.

13

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Conditions Precedent to Restructuring
The following shall be conditions to the Plan Effective Date (the “Conditions Precedent”):

(a)      the Bankruptcy Court shall have entered the Confirmation Order;
(b)     the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed;
(c)     the RSA shall not have been terminated;
(d)     a Termination Event (as defined by the Cash Collateral Orders) shall not have occurred;
(e)     the Debtors shall have obtained all authorizations, consents and approvals, rulings, or  regulatory, governmental, and third party documents that are necessary to implement and effectuate the Plan, and all applicable regulatory or government-imposed waiting periods have expired or been terminated;
(f)      the New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement Documents, and the New Revolving Exit Facility shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;
(g)     the New Organizational Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived);
(h)     all Restructuring Expenses shall have been indefeasibly paid in full;
(i)      all professional fees and expenses of Retained Professionals approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date have been placed in a Professional Fee Escrow Account pending approval by the Bankruptcy Court;
(j)       the First Lien Put Backstop Commitment has been provided (if applicable); and
(k)      the Reorganized Debtors shall satisfy the Minimum Liquidity Threshold.

Waiver of Conditions Precedent to the Plan Effective Date
The Debtors may waive any of the conditions to the Plan Effective Date set forth in the Plan (except for the condition to the Plan Effective Date set forth therein) at any time, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than a proceeding to confirm the Plan or consummate the Plan, subject to the consent of the First Lien Ad Hoc Group in its sole discretion.

14

CORPORATE GOVERNANCE PROVISIONS/SEC REGISTRATION EXEMPTION
New Board
On the Plan Effective Date, the terms of the current members of the board of directors of Jason shall expire, and the board of directors of Reorganized Jason (the “New Board”) shall be appointed on the Plan Effective Date in accordance with the terms and conditions set forth in of the applicable New Organizational Documents (defined herein) and Stockholder Agreement (as defined herein) and the identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing of such.  The New Board shall be comprised of the CEO of Reorganized Jason and such other members to be selected by the First Lien Ad Hoc Group.

Governance
Corporate governance for the Reorganized Debtors, including charters, bylaws, operating agreements, or other organization documents, as applicable (the “New Organizational Documents”),  and stockholder agreements of Reorganized Jason (the “Stockholder Agreement”) shall be in a form acceptable to the First Lien Ad Hoc Group and consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable).
The New Organizational Documents and Stockholder Agreement, as applicable, should provide for, among other things: (a) customary information rights, registration rights, and preemptive rights; (b) for so long as the Convertible Term Loan remains outstanding, it shall be stapled to the equity and any holder thereof must trade the two together; (c) other customary transfer restrictions as may be determined by the Ad Hoc Group.

Exemption from SEC Registration	The issuance of all securities under the Plan will be exempt from registration under the Securities Act and applicable law.

[Exhibits follow]

15

EXHIBIT A

DEFINITIONS

Term	Definition
Administrative Claim
A Claim incurred by the Debtors on or after the Petition Date and before the Plan Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Plan Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.
Allowed
With respect to any Claim or Interest:  (a) a Claim or Interest as to which no objection has been filed and that is evidenced by a Proof of Claim or Interest, as applicable, timely filed by the applicable Bar Date, if any, or that is not required to be evidenced by a filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely filed; or (c) a Claim or Interest that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith.  Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date.  No Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court.
Cash Collateral Orders
Means the interim and final Cash Collateral Orders entered in the chapter 11 cases to which shall be in form and substance satisfactory to the Required Consenting Creditors, and which interim order is attached to the RSA as Exhibit C to the RSA.

Cause of Action
Any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, choate or inchoate, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, breach of fiduciary duty, violation of local, state, federal, or foreign law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Claims or Interests; (d) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

16

Term	Definition
Class	A category of Holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.
Company Parties	As defined in the RSA.
Confirmation	Entry of the Confirmation Order on the docket of the Chapter 11 Cases.
Confirmation Date	The date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.
Confirmation Hearing	The hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.
Consenting First Lien Lenders	As defined in the RSA.
Consummation	The occurrence of the Plan Effective Date.
D&O Liability Insurance Policies
All unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy” and all agreements, documents, or instruments related thereto) of any of the Debtors that have been issued or provide coverage to current and former directors, managers, officers, and employees of the Debtors.

Estate	The estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.
Exculpated Parties
Collectively, each of the following, solely in its capacity as such: (a) the Debtors and Reorganized Debtors; (b) to the maximum extent permitted by law, each member of the First Lien Ad Hoc Group; (c) to the maximum extent permitted by law, each Consenting Creditor; and (d) each such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, control persons, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, participants, managed accounts or funds, fund advisors, predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such.

17

Term	Definition
First Lien Ad Hoc Group	As defined in the RSA.
First Lien Credit Agreement Claim
Any Claim against a Debtor arising under, derived from, secured by, based on, or related to the First Lien Credit Agreement or any other agreement, instrument or document executed at any time in connection therewith including the First Lien Credit Agreement Ancillary Documents and all Obligations (as defined in the First Lien Credit Agreement) and any guaranty thereof.

First Lien Credit Agreement Secured Claim	Any First Lien Credit Agreement Claim that is Secured.
First Lien Credit Agreement Deficiency Claim	Any First Lien Credit Agreement Claim, or portion thereof, that is not Secured.
First Lien Put Backstop Parties	The First Priority Backstop Party plus one or more members of the First Lien Ad Hoc Group, as designated by the First Lien Ad Hoc Group.
First Lien Put Backstop Commitment
The First Priority Backstop Commitment plus the amount payable in cash by the First Lien Put Backstop Parties, together being sufficient to satisfy up to [•]%, but not to exceed $[•], participation of the exercise of the First Lien Put Option by Holders of First Lien Secured Credit Agreement Claims and provided prior to the date of solicitation of votes on the Plan by the First Lien Put Backstop Parties pursuant to signed commitment letter(s) each in a form and substance reasonably acceptable to the Debtors and acceptable to the Required Consenting Creditors.

First Lien Put Option
The right of any Holder of a First Lien Secured Credit Agreement Claim to offer the entirety of their Pro Rata distribution of both the (i) New Jason Equity, and (ii) New Junior Lien Convertible Credit Facility to the First Lien Put Backstop Parties (subject to the First Priority Backstop Commitment) at the First Lien Put Price; such right to be irrevocably exercised at the time of voting on the Plan.

First Lien Put Price
A price acceptable to the First Lien Put Backstop Parties, provided such price shall be agreed prior to solicitation of the Plan, and included in the Class 3 ballots for the First Lien Secured Credit Agreement Claims.

First Priority Backstop Commitment
A commitment payable in cash of $30 million entitling the First Priority Backstop Party to a fee payable as follows: (i) 100% of exercised First Lien Put Options up to $24 million of the First Priority Backstop Commitment, and thereafter, (ii) a pro rata share of all exercised First Lien Put Options until the entirety of the First Priority Backstop Commitment is exhausted.

First Priority Backstop Party	Pelican Loan Advisors III, LLC or such other affiliated entity designated by them.
Forbearance Fee	As defined in the RSA

18

Term	Definition
General Unsecured Claim
Any Claim (other than an Administrative Claim, a Professional Fee Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a First Lien Credit Agreement Claim, a Second Lien Credit Agreement Claim, an Intercompany Claim, or a Section 510(b) Claim) against one or more of the Debtors, including (a) Claims arising from the rejection of Unexpired Leases and Executory Contracts to which a Debtor is a party, and (b) Claims arising from any litigation or other court, administrative or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor related thereto.

Governmental Unit	As defined in section 101(27) of the Bankruptcy Code
Holder	An Entity holding a Claim or Interest in any Debtor, each in their capacity as such.
Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
Intercompany Claim	A Claim held by a Debtor against another Debtor or an Affiliate of a Debtor or any Claim held by an Affiliate of a Debtor against a Debtor.
Intercompany Interest	An Interest in any Debtor, or a direct or indirect subsidiary of any Debtor, other than an Interest in Jason.
Interest
Any interest, equity, or share in the Debtors, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profit interests of an Entity, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable Securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in an Entity whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

Jason	Jason Industries, Inc.
Management Incentive Plan
That certain management incentive plan of Reorganized Jason, which management incentive plan (including any and all awards to be granted thereunder) shall reserve up to 10.0% of New Jason Equity on a fully diluted basis for officers and directors and approved at the discretion of the New Board.

Milestones	The dates and deadlines provided on Exhibit B attached hereto.
Minimum Liquidity Threshold
The Minimum Liquidity Threshold shall mean that, as of the Effective Date, the sum of (i) all cash and cash equivalents on hand for the Debtors and (ii) undrawn availability under the New Revolving Exit Facility, shall not be less than $25 million.

19

Term	Definition
New Revolving Exit Facility
A third-party, asset-based exit financing that (i) provides availability as of the Closing Date of at least $20 million for revolving borrowings after permitting for any amounts on account of outstanding letters of credit; and (ii) has aggregate total commitments in an amount not less than $30 million to be agreed on terms acceptable to the Consenting First Lien Lenders.

New First Lien Credit Agreement	The credit agreement governing the New First Lien Term Loans, subject to the RSA requirements.
New First Lien Credit Agreement Documents	The New First Lien Credit Agreement and any other documentation necessary to effectuate the incurrence of the New First Lien Term Loan, subject to the RSA requirements.
New First Lien Credit Facility
A new senior secured term loan facility in the aggregate principal amount of $75 million, to be entered into by the Reorganized Debtors on the Plan Effective Date, which shall consist of the $75 million New First Lien Term Loan.

New First Lien Term Loans
The New First Lien Term Loans shall be documented in the New First Lien Credit Facility.  The New First Lien Term Loans shall be rated by a reputable credit ratings agency.
The New First Lien Term Loans shall be on the terms set forth on the New TL Term Sheet attached as an exhibit to the RSA and otherwise acceptable to the First Lien Ad Hoc Group.

New Holdco(s)	A new holdco entity formed by the First Lien Ad Hoc Group or an agent thereof.
New Jason Equity	The equity Interests in Reorganized Jason issued, distributed, or otherwise transferred pursuant to the Plan.
New Junior Lien Credit Agreement	The credit agreement governing the New Junior Convertible Term Loans, subject to the RSA requirements.
New Junior Lien Credit Agreement Documents	The New Junior Lien Credit Agreement and any other documentation necessary to effectuate the incurrence of the New Junior Convertible Term Loans, subject to the RSA requirements.
New Junior Lien Credit Facility
A new junior secured take back convertible term loan facility in the aggregate principal amount of $50 million, to be entered into by the Reorganized Debtors on the Plan Effective Date, which shall consist of the $50 million New Junior Convertible Term Loans.

New Junior Convertible Term Loans
The New Junior Convertible Term Loans shall be documented in the New Junior Lien Credit Facility and shall be “stapled” to the New Jason Equity.  The New Junior Convertible Term Loans shall be rated by a reputable credit ratings agency.
The New Junior Convertible Term Loans shall be on the terms set forth on the New Junior Convertible Term Loan Term Sheet attached as an exhibit to the RSA and otherwise acceptable to the First Lien Ad Hoc Group.

Open Market Buy‑Back Date	As defined in the RSA.

20

Term	Definition
Open Market Purchases	As defined in the RSA.
Other Priority Claim	Any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
Other Secured Claim	Any Secured Claim against the Debtors, including any Secured Tax Claim, other than a First Lien Credit Agreement Claim or Second Lien Credit Agreement Claim.
Petition Date	The date on which each of the Debtors filed its respective petition for relief commencing its Chapter 11 Cases.
Plan Effective Date	As defined in the RSA.
Plan Supplement
Any compilation of documents and forms of documents, schedules, and exhibits to the Plan to be filed by the Debtors as may be amended, supplemented, altered, or modified from time to time on the terms set forth in the Plan, each of which shall be in form and substance consistent with the RSA.

Priority Tax Claims	Any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
Pro Rata	The proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.
Professional
An entity employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

Professional Fee Claim
All Administrative Claims for the compensation of Retained Professionals and the reimbursement of expenses incurred by such Retained Professionals through and including the Plan Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

Proof of Claim	A proof of Claim filed against any of the Debtors in the Chapter 11 Cases.
Reinstated	With respect to a Claim, leaving such Claim Unimpaired under the Plan.

21

Term	Definition
Released Parties
Collectively, each of the following, solely in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) the First Lien Ad Hoc Group; (d) the First Lien Lenders; (e) the Second Lien Lenders, provided such Second Lien Lender is a Consenting Creditor; (f) Holders of Interests in Jason; (g) the Agents; (h) with respect to the foregoing clauses (a) through (g), each such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, control persons, equityholders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, participants, managed accounts or funds, fund advisors, predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such; provided, however, that any Entity identified in the foregoing clauses (a) through (h) that opts out of the releases contained in the Plan shall not be a “Released Party.”

Releasing Parties
Collectively, each of the following, solely in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) the First Lien Ad Hoc Group; (d) the First Lien Lenders, provided such First Lien Lenders are Consenting Creditors; (e) the Second Lien Lenders, provided such Second Lien Lender is a Consenting Creditor; (f) the Agents; (g) all Holders of Claims who vote to accept the Plan; (h) all Holders of Claims who are eligible to vote, but abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (h) all Holders of Claims who vote to reject the Plan and who do not opt out of the releases provided by the Plan; (i) all Holders of Claims that are Unimpaired under the Plan; and (j) with respect to the foregoing clauses (a) through (h), each such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, control persons, equityholders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, participants, managed accounts or funds, fund advisors, predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such.

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, amalgamation, consolidation, or otherwise, on the Plan Effective Date.
Reorganized Jason	Jason, as reorganized pursuant to the Plan, or any successor or assign thereto, by merger, consolidation, or otherwise, on the Plan Effective Date.
Required Consenting Creditors	As defined in the RSA.

22

Term	Definition
Restructuring Expenses
Means the costs and expenses incurred by, or on behalf of, First Lien Ad Hoc Group, including the fees and expenses of (a) Weil, Gotshal & Manges LLP, (b) local counsel (if any), and (c) Houlihan Lokey Capital, Inc.

SEC	The Securities and Exchange Commission.
Second Lien Credit Agreement Claim
Any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Second Lien Credit Agreement or any other agreement, instrument or document executed at any time in connection therewith including the Second Lien Credit Agreement Ancillary Documents and all Obligations (as defined in the Second Lien Credit Agreement) and any guaranty thereof.

Section 510(b) Claims
Any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a Security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a Security; or (c) for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim; provided that a Section 510(b) Claim shall not include any Claims subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest.

Secured
When referring to a Claim:  (a) secured by a lien on property in which any of Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

Secured Tax Claim
Any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

Securities Act	The Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, and the rules and regulations promulgated thereunder.
Security	Security shall have the meaning set forth in section 101(49) of the Bankruptcy Code.
Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.
Warrants
Warrants for 10% of the New Jason Equity, subject to dilution from the Management Incentive Plan.
The Warrants shall be on the terms set forth on the Warrant Term Sheet attached as an exhibit to the RSA and otherwise acceptable to the First Lien Ad Hoc Group.

23

Exhibit B

Milestones1

(a)
On the first business day that is ten (10) business days after the Agreement Effective Date, or such earlier date as the First Lien Ad Hoc Group may agree in its reasonable discretion, the Debtors shall commence solicitation on the Plan.

(b)	On the first business day that is eleven (11) business days after the Agreement Effective Date, the Debtors shall complete the Open Market Purchases

(c)	On the first business day that is twelve (12) business days after the Agreement Effective Date, the Debtors shall cause the Petition Date to occur.

(d)
On the first business day that is (3) days after the Petition Date, the Bankruptcy Court shall have entered (i) the Interim Cash Collateral Order on terms acceptable to the First Lien Ad Hoc Group and (ii) an order scheduling a combined hearing to consider Disclosure Statement approval and Plan Confirmation (the “Combined Hearing”), which order shall be acceptable to the First Lien Ad Hoc Group.

(e)
On the first business day that is ten (10) days after the Petition Date, the Debtors shall complete solicitation on the Plan, provided, that solicitation on the Plan has been open for at least 14 days.

(f)	On or before the first business day that is forty (40) days after the Petition Date, the Bankruptcy Court shall have entered the Final Cash Collateral Order.

(g)	On or before the first business day that is sixty (60) days after the Petition Date, the Bankruptcy Court shall have commenced the Combined Hearing.

(h)
Not later than five (5) business days after commencement of the Combined Hearing, the Bankruptcy Court shall have entered the Confirmation Order, which order shall also approve the Disclosure Statement and solicitation procedures on terms acceptable to the First Lien Ad Hoc Group.

(i)
On or before the first business day that is (14) days after entry of the Confirmation Order, the Plan Effective Date shall have occurred; provided that this Milestone will be automatically extended by an additional 60 days solely to the extent necessary to obtain all necessary regulatory approvals required to finalize the Restructuring Transactions, so long as the Debtors have sought the regulatory approvals in good faith and without unnecessary delay.

*          *          *          *          *

[1]	For the avoidance of doubt, the Milestones shall be calculated in accordance with rule 9006(a) of the Federal Rules of Bankruptcy Procedure.

EXHIBIT C

Interim Cash Collateral Order

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
JASON INDUSTRIES, INC. et al.,[1]	)	Case No. 20- [____] (___)
)
Debtors.	)	(Joint Administration Requested)
)

INTERIM ORDER (I) AUTHORIZING DEBTORS TO USE CASH
COLLATERAL PURSUANT TO 11 U.S.C. § 363, (II) GRANTING
CERTAIN PROTECTIONS TO FIRST LIEN SECURED PARTIES
PURSUANT TO 11 U.S.C. §§ 361, 362, 363, AND 507, AND (III) SCHEDULING
A FINAL HEARING PURSUANT TO BANKRUPTCY RULES 4001(b)

Upon the motion of Jason Incorporated, (“Jason”), and its affiliated debtors, as debtors and debtors in possession (collectively, the “Debtors”) in the above captioned chapter 11 cases (the “Chapter 11 Cases”), dated [●], 2020 (the “Motion”),  for an interim order (this “Interim Order”) and a final order (the “Final Order” and, together with this Interim Order, the “Cash Collateral Orders”), under sections 105, 361, 362, 363, 503, 506(c), 507(b), and 552 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), and rules 4001-2 and 9013 1(a) of the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), and having sought, among other things, the following relief:

[1]
The last four digits of the Debtors’ tax identification numbers, if any, are:  Jason Industries, Inc. (8322); Jason Partners Holdings, Inc. (1977); Jason Holdings, Inc. I (9929); Jason Incorporated (6840); Milsco, LLC (7243); Osborn, LLC (5279); Schaffner Manufacturing Co., Inc. (0894); Jason International Holdings, Inc. (7730).  The location of the Debtors’ service address for purposes of these chapter 11 cases is:  777 Westchester Avenue, Suite 101, White Plains, NY 10604.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion or as the context otherwise requires.

(a)          authorization of the Debtors’ use of Cash Collateral (as defined below), subject to and pursuant to the terms and conditions set forth in this Interim Order;

(b)          the granting of adequate protection on account of the Debtors’ use of Cash Collateral and solely to the extent of any diminution in value of the First Lien Secured Parties’ (as defined below) interests in the Prepetition Collateral (as defined below), subject to and pursuant to the terms and conditions set forth in this Interim Order, to:

i.          the First Lien Secured Parties (as defined below) under that certain First Lien Credit Agreement dated as of June 30, 2014 (as amended, restated, amended and restated, supplemented, or otherwise modified, the “First Lien Credit Agreement”) and that certain First Lien Security Agreement dated as of June 30, 2014 (as amended, restated, amended and restated, supplemented, or otherwise modified, the “First Lien Security Agreement” and, collectively with the First Lien Credit Agreement and all other agreements, documents, notes, mortgages, security agreements, pledges, guarantees, intercreditor agreements, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “First Lien Credit Documents”), by and among Jason, as borrower, each of the guarantors named therein (the “First Lien Credit Agreement Guarantors” and, collectively with Jason, the “First Lien Credit Agreement Obligors”), and The Bank of New York Mellon (as successor to Deutsche Bank AG New York Branch), as administrative agent (in such capacity, the “First Lien Credit Agreement Administrative Agent”) for the lenders thereunder from time to time (the “First Lien Lenders”), and Deutsche Bank AG New York Branch as L/C Issuer and Swing Line Lender (collectively, with the First Lien Credit Agreement Administrative Agent, First Lien Lenders and other Secured Parties (as defined in the First Lien Credit Agreement), the “First Lien Secured Parties”); and

ii.         the Collateral Agent (as defined below) under that certain Closing Date Intercreditor Agreement, dated as of June 30, 2014 (as amended, restated, supplemented, or otherwise modified, the “Intercreditor Agreement”) between (A) The Bank of New York Mellon (as successor to Deutsche Bank AG New York Branch), as First Lien Credit Agreement Administrative Agent (the “Collateral Agent,” and, in its capacity as both First Lien Credit Agreement Administrative Agent and Collateral Agent, the “Prepetition Agent”) for each of all of the holders of First Lien Credit Agreement Secured Obligations (as defined in the Intercreditor Agreement and referred to herein as the “First Lien Credit Agreement Secured Obligations”), Jason, and each of the First Lien Credit Agreement Guarantors, and (B) The Bank of New York Mellon (as successor to Deutsche Bank AG New York Branch), as administrative agent (in such capacity, the “Second Lien Credit Agreement Administrative Agent”) for the lenders under that certain Credit Agreement dated as of June 30, 2014 by and among Jason, as borrower, each of the guarantors named therein (the “Second Lien Credit Agreement Guarantors” and, collectively with Jason, the “Second Lien Credit Agreement Obligors”) and the Second Lien Credit Agreement Administrative Agent (as amended, restated, amended and restated, supplemented, or otherwise modified, the “Second Lien Credit Agreement”) and Second Lien Security Agreement dated as of June 30, 2014 (as amended, restated, supplemented, or otherwise modified, the “Second Lien Security Agreement,” collectively with the Second Lien Credit Agreement and all other agreements, documents, notes, mortgages, security agreements, pledges, guarantees, intercreditor agreements, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “Second Lien Credit Documents,” and together with the First Lien Credit Documents, the “Prepetition Loan Documents”);

(c)          approving the stipulations by the Debtors as set forth in this Interim Order with respect to, among other things, the First Lien Credit Documents and the liens and security interests arising therefrom;

(d)          subject to and upon entry of the Final Order, and to the extent set forth herein and therein, waiving any right to surcharge the Collateral (as defined below) pursuant to section 506(c) of the Bankruptcy Code or other applicable law;

(e)          modifying the automatic stay imposed under section 362 of the Bankruptcy Code to the extent necessary to permit the Debtors and the First Lien Secured Parties to implement the terms of the Cash Collateral Orders;

(f)          scheduling a final hearing (the “Final Hearing”) on the Motion; and

(g)          waiving any applicable stay (including under Bankruptcy Rule 6004) and provision for immediate effectiveness of this Interim Order.

Upon due, proper, and sufficient notice of the Motion and the interim hearing on the Motion (the “Interim Hearing”) having been given under the circumstances and the opportunity for objection having been provided; and the Interim Hearing having been held; and it appearing that no other or further notice is necessary with respect to the Court’s entry of this Interim Order; and after considering all the pleadings filed with this Court; and upon the Declaration of Chad M. Paris, Senior Vice President and Chief Financial Officer at Jason Industries, Inc., (I) in Support of Chapter 11 Petitions and First Day Pleadings and (II) Pursuant to Local Bankruptcy Rule 1007‑2 (the “First Day Declaration”), the evidence submitted, and the record made at the Interim Hearing held on the Motion to approve this Interim Order; and the Court having found and determined that the relief sought in the Motion is necessary to avoid immediate and irreparable harm to the Debtors pending the Final Hearing and is otherwise fair and reasonable and in the best interests of the Debtors, their estates and creditors, and is essential for the continued operation of the Debtors’ businesses; all objections, if any, to the entry of this Interim Order having been withdrawn, resolved, or overruled by the Court; and after due deliberation and consideration and good and sufficient cause appearing therefor,

THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A.          Petition Date.  On [DATE] (the “Petition Date”), each of the Debtors filed a voluntary petition under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”), thereby commencing these Chapter 11 Cases.  The Debtors are managing and operating their business and properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.  The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015(b) [Docket No. [●]].  No trustee or examiner has been appointed in the Chapter 11 Cases.

B.          Jurisdiction and Venue.  This Court has jurisdiction over these proceedings pursuant to 28 U.S.C. § 1334.  This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2).  The Court may enter a final order consistent with Article III of the United States Constitution.  Venue for the Chapter 11 Cases is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact whenever the context requires. See Fed. R. Bankr. P. 7052.

C.          Notice.  Notice of the Final Hearing and the relief requested in the Motion has been provided by the Debtors in accordance and compliance with Bankruptcy Rules 4001 and 9014, as well as the Bankruptcy Local Rules, and is sufficient under the circumstances.  Without limiting the foregoing, due notice was afforded, whether by facsimile, electronic mail, overnight courier, or hand delivery, to parties in interest, including (a) the United States Trustee for the Southern District of New York (the “U.S. Trustee”); (b) any statutory committee of creditors (“Creditors’ Committee”) and its counsel, (c) the holders of the 30 largest unsecured claims against the Debtors (on a consolidated basis); (d) the agent under the Debtors’ prepetition first lien credit agreement and counsel thereto; (e) the agent under the Debtors’ prepetition second lien credit agreement and counsel thereto; (f) counsel to an ad hoc group of lenders under the Debtors’ prepetition first lien credit agreement (the “First Lien Ad Hoc Group”); (g) counsel to the ad hoc group of lenders under the Debtors’ prepetition second lien credit agreement; (h) the United States Attorney’s Office for the Southern District of New York; (i) the Internal Revenue Service; (j) the United States Securities and Exchange Commission; (k) the Environmental Protection Agency and all similar state environmental agencies; (l) the office of the attorney general in the states where the Debtors conduct their business operations; and (m) any party that has requested notice pursuant to Bankruptcy Rule 2002.

D.          Debtors’ Stipulations.  The Debtors admit, acknowledge, agree, and stipulate to the following (collectively, the “Debtors’ Stipulations”), which stipulations shall be binding on the Debtors, and, subject to the Challenge Period, their estates, and all parties in interest:

1.          Description of First Lien Credit Agreement Secured Obligations.  Prior to the Petition Date, pursuant to the First Lien Credit Agreement, and the other First Lien Credit Documents, the lenders thereunder extended credit to Jason in the aggregate principal amount of $[350,000,000].  Each of the First Lien Credit Agreement Guarantors have unconditionally guaranteed, jointly and severally, the First Lien Credit Agreement Secured Obligations (as defined below) arising under the First Lien Credit Documents.  As of the Petition Date, the First Lien Credit Agreement Obligors were indebted to the First Lien Secured Parties pursuant to the First Lien Credit Documents, without defense, counterclaim, offset, claim, or cause of action of any kind, in the aggregate amount of not less than (i) $[284,440,000] of outstanding principal under the First Lien Credit Agreement, plus (ii) accrued and unpaid interest with respect thereto, fees, costs, and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under the First Lien Credit Documents), and all other “Obligations” (as defined in the First Credit Agreement or any security document related thereto) under the First Lien Credit Documents, plus (iii) the Deferred Forbearance Fee (as defined in that certain Restructuring Support Agreement between the Debtors and the Consenting Creditors therein dated [●], 2020 (the “Restructuring Support Agreement”)) (collectively, the “First Lien Credit Agreement Obligations”).

2.          Validity of First Lien Credit Agreement Obligations and First Lien Credit Documents.  The First Lien Credit Agreement Obligations constitute legal, valid, and binding obligations of the First Lien Credit Agreement Obligors (collectively, the “Obligors”).  No offsets, defenses, or counterclaims to, or claims or causes of action that could reduce the amount or ranking of, the First Lien Credit Agreement Obligations exist.  No portion of the First Lien Credit Agreement Obligations (including any interest owed thereunder) is subject to set-off, avoidance, impairment, disallowance, recharacterization, reduction, subordination (whether equitable, contractual, or otherwise), counterclaims, recoupment, cross-claims, defenses, or any other challenges under or pursuant to the Bankruptcy Code or any other applicable domestic or foreign law or regulation by any person or entity.  The First Lien Credit Agreement Documents are valid and enforceable by the First Lien Secured Parties against each of the Obligors.  The First Lien Credit Agreement Obligations constitute allowed claims against each of the Obligors’ estates.  As of the Petition Date, the Debtors or their estates have no claim or cause of action against the First Lien Secured Parties or their agents, in such capacities, whether arising under applicable state, federal, or foreign law (including, without limitation, any recharacterization, subordination, avoidance, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), or whether arising under or in connection with any of the First Lien Credit Documents (or the transactions contemplated thereunder), the First Lien Credit Agreement Obligations, or the Prepetition Liens (as defined herein).

3.           Description of Prepetition Liens and Prepetition Collateral and Intercreditor Agreement.

(a)        Pursuant to the First Lien Credit Documents, the First Lien Credit AgreementObligations are secured by, among other things, duly perfected first priority liens or mortgages on, security interests in, and assignments or pledges of (the “Prepetition Liens”), all property described in the First Lien Credit Documents, including, without limitation, certain Cash Collateral (as defined herein), and other “Collateral” as such term is defined in the First Lien Credit Agreement (collectively, the “Prepetition Collateral”), including, without limitation, certain cash collateral as defined in section 363 of the Bankruptcy Code (“Cash Collateral”).  All cash of the Debtors and cash proceeds of the Collateral (as defined below), including all such cash and cash proceeds of such Collateral held at any time and from time to time in any of the Debtors’ banking, checking, or other deposit accounts with financial institutions (in each case, other than trust, escrow, payroll, and custodial funds held as of the Petition Date in properly established trust, escrow, payroll, and custodial accounts), are and will be Cash Collateral of the First Lien Secured Parties.

(b)        The Intercreditor Agreement governs, among other things:  (i) the relative priority of the First Liens and Second Liens (each as defined in the Intercreditor Agreement), (ii) the payment priority with respect to proceeds of the Collateral (as defined in the Intercreditor Agreement), (iii) the rights and remedies of the holders of Secured Obligations (as defined in the Intercreditor Agreement) with respect to use of cash collateral, and adequate protection in a chapter 11 case, and (iv) the rights and remedies of the holders of Secured Obligations (as defined in the Intercreditor Agreement) with respect to the valuation, use, protection, release or disposition (including pursuant to a credit bid under section 363(k) of the Bankruptcy Code) and challenges thereof.

4.           Validity and Perfection of Prepetition Liens.

(a)        The Prepetition Liens are (i) valid, binding, perfected, and enforceable liens on and security interests in the Prepetition Collateral; (ii) not subject to, pursuant to the Bankruptcy Code or other applicable law (foreign or domestic), avoidance, disallowance, reduction, recharacterization, recovery, subordination (whether equitable, contractual, or otherwise), attachment, offset, counterclaim, defense, “claim” (as defined in the Bankruptcy Code), impairment, or any other challenge of any kind by any person or entity; and (iii) subject and subordinate only to (A) the Carve Out (as defined below) and (B) valid and enforceable liens and encumbrances in the Prepetition Collateral that were expressly permitted to be senior to the First Lien Secured Parties’ liens under the applicable First Lien Credit Documents, that are valid, perfected, enforceable, and non-avoidable as of the Petition Date and that are not subject to avoidance, reduction, disallowance, disgorgement, counterclaim, surcharge, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law (“Permitted Liens”), and each Debtor irrevocably waives, for itself and its estate, any right to challenge or contest in any way the scope, extent, perfection, priority, validity, non-avoidability, and enforceability of the Prepetition Liens or the validity, enforceability, or priority of payment of the First Lien Credit Agreement Obligations and the First Lien Credit Documents.  The Prepetition Liens were granted to the respective First Lien Secured Parties for fair consideration and reasonably equivalent value, and were granted contemporaneously with the making of loans, commitments, and/or other financial accommodations under the First Lien Credit Documents.

(b)        Pursuant to and as more particularly described in the Prepetition Loan Documents, the Prepetition Liens are valid, binding, properly perfected, enforceable, non‑avoidable, first-priority liens and security interests in and against the Prepetition Collateral (including, without limitation, Cash Collateral), and are senior in right, priority, operation and effect to the Second Liens in all respects, notwithstanding any provision of the Uniform Commercial Code or any other Federal, State or foreign law.

5.          Releases by Debtors.  Subject to paragraph [8] below, each of the Debtors and the Debtors’ estates, on its own behalf and on behalf of its past, present, and future predecessors, successors, heirs, subsidiaries, and assigns (collectively, the “Releasors”) shall, to the maximum extent permitted by applicable law, unconditionally, irrevocably, and fully forever release, remise, acquit, relinquish, irrevocably waive, and discharge the First Lien Secured Parties in all capacities under the First Lien Credit Documents as applicable, and applicable law, and each of their respective former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, and predecessors in interest (collectively, the “Releasees”), of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened including, without limitation, all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description based on or arising from any events, facts or circumstances that have occurred or exist as of the date hereof arising from or relating in any way to any of the First Lien Credit Documents or the obligations thereunder, including, without limitation, (i) any so-called “lender liability” or equitable subordination claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action regarding the validity, priority, enforceability, perfection, or avoidability of the Prepetition Liens or First Lien Credit Agreement Secured Obligations of the First Lien Secured Parties.  The Debtors’ acknowledgments, stipulations, waivers, and releases shall be binding on the Debtors and their respective representatives, successors, and assigns, and on each of the Debtors’ estates and all entities and persons, including any creditors of the Debtors, and each of their respective representatives, successors, and assigns, including, without limitation, any trustee or other representative appointed in these Chapter 11 Cases, or upon conversion to chapter 7, whether such trustee or representative is appointed under chapter 11 or chapter 7 of the Bankruptcy Code.

E.          Approved Budget.  Attached hereto as Exhibit A is a 13‑week cash flow forecast setting forth all projected cash receipts and cash disbursements on a weekly basis (as may be revised from time to time with the prior written consent of counsel to the First Lien Ad Hoc Group, which approval shall not be unreasonably withheld, the “Approved Budget”) (with the understanding that the Approved Budget attached to this Interim Order is acceptable to the First Lien Ad Hoc Group), with notice of any such revision promptly provided to counsel to the Creditors’ Committee, along with a copy of any revised Approved Budget.

F.          The Approved Budget includes and contains the Debtors’ reasonable estimate of all operational receipts and all operational disbursements, fees, costs, and other expenses that will be payable, incurred, and/or accrued by any of the Debtors during the period covered by the Approved Budget.  If the First Lien Ad Hoc Group, in its sole discretion, and the Debtors do not agree to an updated Approved Budget, the Approved Budget shall be the then existing Approved Budget, and the First Lien Ad Hoc Group, nor any other party, shall have any obligation to consent to the Debtors’ continued use of Cash Collateral beyond the period contemplated by the Approved Budget.  The Debtors shall provide to the advisors to each of the First Lien Ad Hoc Group and counsel to the Creditors’ Committee a Budget Variance Report (as defined below) in accordance with the provisions of paragraph [5(d)] hereof; provided that professional fees (including, without limitation, Allowed Professional Fees (as defined in paragraph 9 below)), payments to the professional advisors of the First Lien Ad Hoc Group, payments to the U.S. Trustee, interest and fees payable to third parties pursuant to this Interim Order, and adequate protection payments shall not be subject to such operating disbursement test pursuant to the Budget Variance Report.

G.          Use of Cash Collateral.  An immediate and critical need exists for the Debtors to use the Cash Collateral in accordance with the Approved Budget for (i) working capital purposes, (ii) other general corporate purposes of the Debtors, and (iii) the satisfaction of the costs and expenses of administering the Chapter 11 Cases.

H.          Consent by First Lien Secured Parties.  The First Lien Credit Agreement Administrative Agent has consented to, conditioned on the entry of this Interim Order, the Debtors’ proposed use of Cash Collateral, on the terms and conditions set forth in this Interim Order, and such consent is binding on the First Lien Secured Parties.

I.            Adequate Protection.  The adequate protection provided to the First Lien Secured Parties, as set forth more fully in paragraphs 4 and 5 hereof, including on account of the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code, or the use, sale, or lease of the Prepetition Collateral (including any Cash Collateral) under section 363 of the Bankruptcy Code, is consistent with, and authorized by, the Bankruptcy Code and is offered by the Debtors to protect the First Lien Secured Parties’ interests in the Prepetition Collateral, solely to the extent of any diminution in value of such Prepetition Collateral.  The adequate protection provided herein and other benefits and privileges contained herein are necessary in order to protect the First Lien Secured Parties from the diminution of their respective interests in the value of their Prepetition Collateral and to obtain their consent to the use of such Cash Collateral; provided that, nothing herein shall limit or be deemed to limit the rights of the First Lien Secured Parties to seek additional or other adequate protection.

J.            Good Cause Shown; Best Interest.  This Court concludes that good cause has been shown and entry of this Interim Order is in the best interests of the Debtors’ respective estates and creditors as its implementation will, among other things, allow for the continued operation of the Debtors’ existing businesses and enhance the Debtors’ prospects for a successful reorganization.

K.          No Liability to Third Parties.  The Debtors stipulate and the Court finds that First Lien Secured Parties shall not (i) be deemed to have liability to any third party or be deemed to be in control of the operation of any of the Debtors or to be acting as a “controlling person,” “responsible person,” “owner or operator,” or “participant” with respect to the operation or management of any of the Debtors (as such term, or any similar terms, are used in the Internal Revenue Code, the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other federal, state, or applicable international statute or regulation) as a result of its consent to the use of Cash Collateral hereunder or (ii) owe any fiduciary duty to any of the Debtors, their creditors or estates, or shall constitute or be deemed to constitute a joint venture or partnership with any of the Debtors as a result of its consent to the use of Cash Collateral hereunder.

L.          Section 552(b).  The First Lien Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code and, subject to entry of the Final Order, the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the First Lien Secured Parties.

Based upon the foregoing, and upon the record made before this Court at the Interim Hearing, and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.          Motion Granted.  The Motion is granted on an interim basis as provided herein, and the use of Cash Collateral is authorized for each Debtor, subject and pursuant to the terms and conditions set forth in this Interim Order.  Any objections, statements, or reservations of rights to the Motion with respect to the entry of this Interim Order that have not previously been withdrawn, waived, or otherwise resolved are hereby denied and overruled.  This Interim Order shall become effective immediately upon its entry.

2.          Authorization to Use Cash Collateral.  Subject to the terms and conditions of this Interim Order, including the Carve Out, the Debtors are authorized to use Cash Collateral in accordance with this Interim Order and the Approved Budget during the period beginning with the Petition Date and ending on the Termination Date for:  (a) working capital purposes; (b) other general corporate purposes of the Debtors; (c) the satisfaction of the costs and expenses of administering the Chapter 11 Cases; and (d) for the purposes identified in the Approved Budget.

3.          Termination Date.  The authority for use of Cash Collateral under this Interim Order shall terminate (the “Termination Date”) upon the expiration of the Notice Period after an Event of Default, in each case in accordance with paragraphs 6 and 7 hereof (a “Termination Event”).

4.          First Lien Secured Parties’ Adequate Protection.  Subject in each case to the Carve Out, the Debtors grant to the First Lien Secured Parties, pursuant to sections 361, 362, 363(c)(2), 363(e), 503, and 507 of the Bankruptcy Code, adequate protection of the First Lien Secured Parties’ interests in the Prepetition Collateral, including, without limitation, solely on account of any diminution in value resulting from (a) the sale, lease, or use by the Debtors of Prepetition Collateral, including Cash Collateral, (b) the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code, or (c) the subordination of the First Lien Secured Parties’ interests in the Prepetition Collateral to the Carve Out (as defined below) (“Diminution in Value”).  The Court finds that the First Lien Secured Parties are entitled, pursuant to sections 361, 362, 363(c)(2), 363(e), 503, and 507 of the Bankruptcy Code, to adequate protection of their interests in the Prepetition Collateral (including the Cash Collateral), for Diminution in Value (the “Adequate Protection Obligations”).

5.           The First Lien Secured Parties, in exchange for consent to the use of the Prepetition Collateral, are hereby granted, solely to the extent of any Diminution in Value of their interests in the Prepetition Collateral (including Cash Collateral) from and after the Petition Date, the following:

(a)          Adequate Protection Liens.  To the extent set forth below and subject to the Carve Out, the Debtors grant the First Lien Secured Parties first ranking valid, binding, enforceable, and perfected security interests in and liens upon (the “Adequate Protection Liens”) all property, whether now owned or hereafter acquired or existing and wherever located, of each Debtor and each Debtor’s “estate” (as created pursuant to section 541(a) of the Bankruptcy Code), property of any kind or nature whatsoever, real or personal, tangible or intangible, and now existing or hereafter acquired or created, including, without limitation, all cash, accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, contracts, owned real estate, real property leaseholds, vessels, charter-hire receipts, earnings, insurance policies and proceeds, fixtures, deposit accounts, commercial tort claims, securities accounts, instruments, investment property, letter-of-credit rights, supporting obligations, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of each Debtor, other equity or ownership interests, including equity interests in subsidiaries and non-wholly-owned subsidiaries, money, investment property, choses in action, Cash Collateral, documents, vehicles, intellectual property, securities, partnership or membership interests in limited liability companies and capital stock, and the proceeds of causes of action (including, subject to and upon entry of the Final Order, proceeds of causes of action arising under sections 502(d), 544, 545, 547, 548, 550, 551, or 553 of the Bankruptcy Code (collectively, subject to the stated exclusions, the “Avoidance Actions”)), and all cash and non‑cash proceeds, rents, products, substitutions, accessions, and profits of any of the collateral described above, including, without limitation, the products, proceeds, and supporting obligations thereof, whether in existence on the Petition Date or thereafter created, acquired, or arising and wherever located (all such property, collectively with the Prepetition Collateral, the “Collateral”) without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements, or other agreements.  The foregoing Collateral shall not include assets or property (other than Prepetition Collateral, including Cash Collateral) upon which, and solely to the extent that, the grant of an Adequate Protection Lien as contemplated in this Interim Order, would not be enforceable pursuant to applicable law, but shall include the proceeds thereof, which Adequate Protection liens are granted thereupon.  The Adequate Protection Liens granted to the First Lien Secured Parties, shall be senior liens and shall rank immediately senior to the security interests and liens under the respective Prepetition Loan Documents, except the Adequate Protection Liens shall be subject and subordinate to (x) the Carve Out and (y) Permitted Liens.

(b)         Superpriority Claims.  To the extent set forth below, pursuant to sections 503(b), 507(a), and 507(b) of the Bankruptcy Code, the Debtors grant the First Lien Secured Parties first ranking allowed superpriority administrative expense claims (the “Superpriority Claims”).  Any Superpriority Claims shall be subject and subordinate to the Carve Out, and shall be allowed claims against the applicable Debtors (jointly and severally) with priority over any and all administrative expenses and all other claims against such Debtors now existing or hereafter arising, of any kind whatsoever, including, without limitation, all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all other administrative expenses or other claims arising under any other provision of the Bankruptcy Code, including, without limitation, sections 105, 326, 327, 328, 330, 331, 503(b), 507(a), 507(b), or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other nonconsensual lien, levy, or attachment.  The Superpriority Claims shall be payable from and have recourse to the proceeds of all Collateral, provided that the Superpriority Claims shall have recourse to the proceeds of the Avoidance Actions subject to, and upon entry of, the Final Order.  The allowed Superpriority Claims shall be payable from and have recourse to all Collateral and unencumbered pre- and postpetition property of the applicable Debtors (subject to the foregoing sentence and their respective ranking).  Other than the Carve Out, no cost or expense of administration under sections 105, 503, or 507 of the Bankruptcy Code or otherwise, including any such cost or expense resulting from or arising after the conversion of any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code, shall be senior to, or pari passu with, the Superpriority Claims.

(c)          Fees and Expenses.  The Debtors shall pay (or shall have paid, as applicable) in full, in cash and in immediately available funds all reasonable and documented fees, costs and expenses whether incurred prior to, on, or after the Petition Date, without duplication, incurred by (i) the First Lien Credit Agreement Administrative Agent, including fees and expenses for services performed in connection with these Chapter 11 Cases, and including fees and expenses of Emmet, Marvin & Martin, LLP, as counsel to the First Lien Credit Agreement Administrative Agent, (ii) the First Lien Ad Hoc Group, including fees and expenses of (A) Weil, Gotshal & Manges LLP and (B) Houlihan Lokey, Inc., as financial advisor (collectively, the “Fee Parties”) (x) promptly upon entry of this Interim Order in the full amounts set forth in any outstanding invoices from the Fee Parties provided to the Debtors at least five (5) business days prior to entry of the Interim Order (provided that any such unpaid invoices as of the Petition Date were provided to the U.S. Trustee), and (y) thereafter, within ten (10) business days after the presentment of any such invoices to the Debtors, the U.S. Trustee, and counsel to any Creditors’ Committee; provided, however, that the Fee Parties shall submit copies of the Fee Parties’ legal counsels’ and financial advisor’s invoices to the U.S. Trustee, any Creditors’ Committee, and the Debtors, and the Debtors, the U.S. Trustee, and any Creditors’ Committee shall have ten (10) days following their receipt of such invoices to object to the reasonableness of the fees and expenses included in any such invoice.  If any such objection is not resolved within ten (10) days after such objection is interposed, a hearing with respect thereto shall be conducted at a regularly-scheduled omnibus hearing in the Chapter 11 Cases, provided that the Debtors shall pay any undisputed portion of such fees, costs and expenses within fifteen (15) days after the initial presentment to the Debtors of such invoice.  The Fee Parties shall not be required to comply with the U.S. Trustee fee guidelines or file any fee applications with the Court.  If it is subsequently determined, upon a duly filed notice after notice and a hearing, that such fees and expenses were not payable under section 506 of the Bankruptcy Code, such amounts will instead be deemed recharacterized as repayments of principal in reduction of the applicable Obligations; and provided, further, that if an Obligation is determined to be wholly unsecured, any amounts paid under this paragraph shall be returned to the Debtors within fifteen (15) days of any such final determination.  Any creditor who is obliged to return funds under this paragraph may assert that such amounts were otherwise payable as adequate protection and the Court will determine the validity of any such assertion.

(d)          Budget Compliance.  Every week (beginning with the fourth full week after the Petition Date), on the fourth business day of such week, the Debtors shall deliver to the advisors to (i) the First Lien Credit Agreement Administrative Agent, (ii) the First Lien Ad Hoc Group, and (iii) counsel to any Creditors’ Committee, a variance report from the previous week comparing the actual cash receipts and disbursements of the Debtors with the receipts and disbursements in the Approved Budget on a line item basis (the “Budget Variance Report”); provided that professional fees (including, without limitation, Allowed Professional Fees (as defined in paragraph 9 below)), payments to the professional advisors of the First Lien Ad Hoc Group, payments to the U.S. Trustee, interest and fees payable to third parties pursuant to this Interim Order, and adequate protection payments shall not be subject to such operating disbursement test pursuant to the Budget Variance Report.  Each Budget Variance Report shall be cumulative, in that it shall include all previous weeks in the current Budget Variance Report.  Any material variance shall be accompanied by a qualitative explanation.

(e)          Reporting.  The Debtors shall provide the Prepetition Agent, the First Lien Ad Hoc Group’s advisors, and counsel to any Creditors’ Committee with (a) any weekly financial reporting given to the U.S. Trustee, and (b) any additional reports reasonably requested by the First Lien Credit Agreement Administrative Agent and advisors to the First Lien Ad Hoc Group, including but not limited to (i) periodic updates regarding a sale or auction process, (ii) bidders in connection thereto, and (iii) any other information reasonably requested by the First Lien Credit Agreement Administrative Agent or advisors to the First Lien Ad Hoc Group in connection to these Chapter 11 Cases; provided, that any such report related to subparts (i) or (ii) shall be provided on an “advisors’ eyes only” basis and subject to and limited by in all respects any applicable confidentiality arrangement.

(f)          Access to Records and Collateral.  Upon reasonable notice, at reasonable times during normal business hours, the Debtors shall, subject to mutually agreeable confidentiality agreements, permit the professional advisors to the First Lien Ad Hoc Group (i) to have access to and inspect the Debtors’ properties and other Collateral of any Debtor against whom they are granted Adequate Protection Liens or Superpriority Claims under this Interim Order, (ii) to examine the Debtors’ books and records, and (iii) to discuss the Debtors’ affairs, finances, and condition with the Debtors’ financial advisors and, if and when reasonably practicable and mutually agreed upon, officers, whom the Debtors shall make reasonably available, in each case excluding (x) all privileged and attorney-client work product, (y) trade secrets, and (z) information that the Debtors are otherwise prohibited from disclosing pursuant to a third-party confidentiality agreement.

(g)          First Lien Interest Payments.  The Debtors shall pay to the First Lien Credit Agreement Administrative Agreement (for the ratable benefit of the First Lien Lenders), on an ongoing monthly basis, the cash payment of interest at the default contract rate (the “Interest Payments”) (whether or not such interest payments are included in the Approved Budget), and the First Lien Credit Agreement Administrative Agent shall, subject to the First Lien Credit Agreement Administrative Agent’s right to offset or recoup amounts owed to it and its representatives for fee and expenses to the extent not otherwise paid hereunder, including pursuant to the First Lien Credit Agreement, remit such Interest Payments deposited with it by the Debtors to the First Lien Lenders.  On or before the fifth day prior to the date of each Interest Payment, the Debtors shall provide a notice to the First Lien Credit Agreement Administrative Agent setting forth a calculation of the amount of such Interest Payment.  The Debtors shall deposit each Interest Payment with the First Lien Credit Agreement Administrative Agent on or before the tenth day of each month (or, if such date is not a business day, on the next succeeding business day thereafter).  The special record date for determining the First Lien Lenders entitled to any such Interest Payment shall be the first business day of each month, and the First Lien Credit Agreement Administrative Agent shall, subject to the First Lien Credit Agreement Administrative Agent’s right to offset or recoup amounts owed to it and its representatives for fees and expenses to the extent not otherwise paid hereunder, including pursuant to the First Lien Credit Agreement, use any such funds deposited with it by the Debtors to pay such Interest Payment to the First Lien Lenders on the date that is [15] days after such special record date (or, if such day is not a business day, on the next succeeding business day thereafter).  For the avoidance of doubt, (i) the interest payment made by the Debtors to the First Lien Credit Agreement Administrative Agent on [DATE] shall by paid by the First Lien Credit Agreement Administrative Agent in accordance with the provisions of this paragraph, and (ii) the Debtors’ obligations under this paragraph shall be satisfied upon providing the required notices and remitting the Interest Payment to the First Lien Credit Agreement Administrative Agent.  The Interest Payments shall not be subject to avoidance, reduction, disallowance, disgorgement, counterclaim, or subordination; provided that if the Court finally determines that the First Lien Lenders are not entitled to receive all or any portion of the Interest Payments under section 506(b) of the Bankruptcy Code or otherwise, such amounts paid to or for the benefit of the First Lien Credit Agreement Administrative Agent and individual First Lien Lenders, as applicable, will instead be deemed recharacterized as repayments of principal in reduction of the applicable First Lien Credit Agreement Secured Obligations.

(h)          Right to Seek Additional Adequate Protection.  Subject in all respects to the Intercreditor Agreement, this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the respective First Lien Secured Parties to request additional forms of adequate protection at any time.

6.          Events of Default.  The occurrence and continuation of any of the following events, unless waived in writing by the First Lien Ad Hoc Group (email from its counsel shall suffice), in its sole discretion, shall constitute an event of default (each an “Event of Default” and collectively, the “Events of Default”):

(a)
Any Debtor shall file a motion seeking any modification or extension of this Interim Order without the prior written consent of the First Lien Credit Agreement Administrative Agent or counsel to the First Lien Ad Hoc Group, which shall not be unreasonably withheld.

(b)
Any Debtor shall have asserted, in a pleading filed with the Court (or another court of competent jurisdiction), a claim or challenge against the First Lien Secured Parties in any way materially contrary to any of the Debtors’ acknowledgements, stipulations, and releases contained herein.

(c)
The Court shall have entered an order appointing a chapter 11 trustee or any examiner with expanded powers relating to the operation of the businesses in the Chapter 11 Cases, unless consented to in writing by the Prepetition Agent and counsel to the First Lien Ad Hoc Group.

(d)
The Court enters an order converting any of these Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases, unless the Prepetition Agent and counsel to the First Lien Ad Hoc Group have consented to such order in writing.

(e)
The Court shall have entered (x) an order or orders of the Court granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any of the Debtors’ assets or (y) a postpetition judgment or judgments of any U.S. court against any Debtor, in each case of (x) and (y), which have a value in the aggregate in excess of $500,000.

(f)
The Court shall have entered an order (x) reversing, amending, supplementing, vacating, or otherwise modifying this Interim Order without the consent of counsel to the First Lien Ad Hoc Group, or (y) avoiding or requiring repayment of any portion of the payments made to the First Lien Secured Parties pursuant to the terms hereof, unless such order is entered in connection with any successful Challenge (as defined below).

(g)	The Debtors fail to make any payment when due under paragraph 5 hereof, unless such failure is cured within five (5) business days.

(h)
As measured at the conclusion of each period for which Budget Variance Reports are required, either (x) the Debtors’ total operating disbursements for the applicable Budget Variance Report period exceed 120% of the amount, exclusive of professional fees and other restructuring related expenses incurred, set forth in the Approved Budget for the applicable Budget Variance Report period, or (y) actual receipts for the applicable Budget Variance Report period are more than 25% below the receipts set forth in the Approved Budget for the applicable Budget Variance Report period (which amounts, for the avoidance of doubt, shall take into account any positive or negative variances—i.e., the amount by which total operating disbursements and/or receipts is less or greater than 100% of the budgeted amount—from any prior testing period that may be carried forward and applied to the current period), unless counsel to the First Lien Ad Hoc Group has provided a written waiver of such variance, as applicable.

(i)
The Debtors shall have filed a motion (x) seeking to obtain credit or incur indebtedness that is, or is proposed to be, secured by a security interest, mortgage, or other lien on all or any portion of the Prepetition Collateral that is equal or senior to any security interest, mortgage, or other lien of the First Lien Secured Parties (including, without limitation, the Adequate Protection Liens and the Prepetition Liens), or entitled to administrative expense priority status that is equal or senior to that granted to the First Lien Secured Parties herein, unless consented to by counsel to the First Lien Ad Hoc Group; or (y) seeking authority to use Cash Collateral on a non-consensual basis, unless the Debtors have first indefeasibly paid the First Lien Credit Agreement Secured Obligations in full in cash.

(j)
The payment of any prepetition claims that are junior in priority or right to the liens and mortgages on such collateral held by First Lien Secured Parties, other than as permitted by an order entered in the Chapter 11 Cases.

(k)
Three (3) business days after the Debtors and their lead restructuring counsel receive written notice from counsel to the First Lien Ad Hoc Group that any of the following milestones, which may be extended by written agreement as between the Debtors, the First Lien Credit Agreement Administrative Agent, and counsel to the First Lien Ad Hoc Group, are not met by the Debtors:

i)	Interim Order Effectiveness: The date this Interim Order ceases to be in full force and effect for any reason to the extent the Final Order has not been entered at such time.

ii)	Plan Solicitation: [DATE] (Petition Date + 10) to the extent the Debtors have not completed solicitation on a chapter 11 plan (the “Plan”).

iii)	Final Order Effectiveness: [DATE] (Petition Date + 40) to the extent that the Court has not entered the Final Order.

iv)	Confirmation Hearing: [DATE] (Petition Date + 60) to the extent that the Court has not commenced the hearing to consider disclosure statement approval and Plan confirmation (the “Combined Hearing”).

v)
Disclosure Statement Approval:  to the extent that, not later than five (5) business days after the commencement of the Combined Hearing, the Court has not entered an order confirming the Plan and approving the disclosure statement and solicitation procedures on terms acceptable to the First Lien Ad Hoc Group.

vi)
Effective Date:  to the extent that the effective date of the Plan has not occurred on or before the first business day that is fourteen (14) days after entry of a confirmation order in a form and substance acceptable to the First Lien Ad Hoc Group.

(l)	The Debtors shall have failed to comply with any other provision hereof in any material respect, and such failure shall not have been cured after five (5) days written notice.

7.          Rights and Remedies upon Event of Default.  Upon the occurrence and during the continuance of an Event of Default, the Debtors, upon five (5) business days’ written notice to the Debtors, their lead restructuring counsel, the U.S. Trustee, and the Creditors’ Committee (the “Notice Period”), shall immediately cease using Cash Collateral and the First Lien Ad Hoc Group may, by its counsel, in accordance with the terms and conditions of this Interim Order, the Prepetition Loan Documents, or the Intercreditor Agreement, revoke the First Lien Secured Parties’ consent to the Debtors’ use of Cash Collateral hereunder; provided that, during the Notice Period, the Debtors may continue to use Cash Collateral pursuant to the terms of this Interim Order.  Upon the expiration of the Notice Period and the occurrence of an Event of Default, (a) the Debtors shall immediately cease using Cash Collateral, other than to pay employee wages, payroll, and benefits, (b) the Adequate Protection Obligations, if any, shall become immediately due and payable, and (c) subject to authorization contained in a further Court order (which further Court order may be sought on an expedited basis) and the terms of the Intercreditor Agreement, each First Lien Secured Party may exercise the rights and remedies available under the Prepetition Loan Documents, the Intercreditor Agreement, this Interim Order, or applicable law, as applicable (subject only to the Carve Out), including, without limitation, foreclosing upon and selling all or a portion of the Prepetition Collateral or Collateral in order to collect and satisfy the Adequate Protection Obligations, and First Lien Credit Agreement Obligations, in accordance with this Interim Order and the Intercreditor Agreement.  The automatic stay under section 362 of the Bankruptcy Code is hereby deemed modified and vacated to the extent necessary to permit such actions; provided, that during the Notice Period, unless the Court orders otherwise and as set forth herein, the automatic stay under section 362 of the Bankruptcy Code (to the extent applicable) shall remain in effect.  Any delay or failure of the First Lien Secured Parties to exercise rights under the Prepetition Loan Documents or this Interim Order shall not constitute a waiver of their respective rights hereunder, thereunder or otherwise, unless any such waiver is pursuant to a written instrument executed in accordance with the terms of the applicable document.  Without limiting the First Lien Secured Parties’ rights under the First Lien Credit Documents, the First Lien Credit Agreement Administrative Agent shall be entitled to apply the payments or proceeds of the Prepetition Collateral and the Collateral in accordance with the provisions of the Prepetition Loan Documents and the Intercreditor Agreement, as applicable.  Notwithstanding the occurrence of an Event of Default or anything herein, all of the rights, remedies, benefits and protections provided to the Collateral Agent and the First Lien Secured Parties under this Interim Order shall survive the Event of Default.  In any hearing related to such nonconsensual use of Cash Collateral, the Debtors, the Collateral Agent and the First Lien Secured Parties may raise, assert, prosecute, or otherwise advance any and all rights and arguments that could be asserted at such hearing.

8.          Effect of Stipulations on Third Parties.  The Debtors’ Stipulations shall be binding upon the Debtors and their affiliates and any of their respective successors (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any Debtor) in all circumstances upon entry of this Interim Order.  The Debtors’ Stipulations shall be binding upon each other party in interest, including any Creditors’ Committee, except to the extent and only to the extent such Creditors’ Committee or, solely as provided in clause (y) below, any other party in interest with proper standing (including any chapter 11 trustee) other than the Debtors (or if the Chapter 11 Cases are converted to cases under chapter 7 prior to the expiration of the Challenge Period (as defined below), the chapter 7 trustee in such Successor Case), first, commences, by the earlier of (x) with respect to any Creditors’ Committee, sixty (60) calendar days after the formation of any Creditors’ Committee, and (y) with respect to other parties in interest with requisite standing other than the Debtors or any Creditors’ Committee, seventy-five (75) calendar days following the date of entry of the Interim Order (such time period established by the earlier of clauses (x) and (y), as the same may be extended as provided for herein, shall be referred to as the “Challenge Period,” and the date that is the next calendar day after the termination of the Challenge Period in the event that either (i) no Challenge (as defined below) is properly raised during the Challenge Period or (ii) with respect only to those parties who properly file a Challenge, such Challenge is fully and finally adjudicated, shall be referred to as the “Challenge Period Termination Date”), a contested matter, adversary proceeding, or other matter challenging or otherwise objecting to the admissions, stipulations, findings, or releases included in the Debtors’ Stipulations (each, a “Challenge”), and second, obtains a final, non-appealable order in favor of such party in interest sustaining any such Challenge in any such timely-filed contested matter, adversary proceeding, or other action (any such Challenge timely brought for which such a final and non-appealable order is so obtained, a “Successful Challenge”).  If a chapter 7 trustee or a chapter 11 trustee is appointed or elected during the Challenge Period, then the Challenge Period Termination Date with respect to such trustee only, shall be the later of (i) the last day of the Challenge Period and (ii) the date that is twenty (20) days after the date on which such trustee is appointed or elected.  Except as otherwise expressly provided herein, from and after the Challenge Period Termination Date and for all purposes in these Chapter 11 Cases and any Successor Cases (and after the dismissal of these Cases or any Successor Cases), (i) any and all payments made to or for the benefit of the First Lien Secured Parties or otherwise authorized by this Interim Order (whether made prior to, on, or after the Petition Date) shall be indefeasible and not be subject to counterclaim, set-off, subordination, recharacterization, defense, disallowance, recovery, or avoidance, (ii) any and all such Challenges by any party in interest shall be deemed to be forever released, waived, and barred, (iii) all of the First Lien Credit Agreement Secured Obligations shall be deemed to be fully allowed claims within the meaning of section 506 of the Bankruptcy Code, and (iv) the Debtors’ Stipulations shall be binding on all parties in interest in these Cases or any Successor Cases, including any Creditors’ Committee or chapter 11 or chapter 7 trustee.  Notwithstanding the foregoing, to the extent any Challenge is timely asserted, the Debtors’ Stipulations and the other provisions in clauses (i) through (iv) in the immediately preceding sentence shall nonetheless remain binding and preclusive on any Creditors’ Committee and on any other party in interest from and after the Challenge Period Termination Date, except to the extent that such Debtors’ Stipulations or the other provisions in clauses (i) through (iv) of the immediately preceding sentence were expressly challenged in such Challenge and such Challenge becomes a Successful Challenge.  The Challenge Period may be extended only (i) with the written consent of the Debtors and, with respect to any challenge related to the First Lien Credit Agreement Obligations, with the written consent of the Debtors and the First Lien Credit Agreement Administrative Agent or (ii) by order of the Court for good cause shown. Notwithstanding any provision to the contrary herein, nothing in this Interim Order shall be construed to grant standing on any party in interest, including any Committee, to bring any Challenge on behalf of the Debtors’ estates.  The failure of any party in interest, including any Creditors’ Committee, to obtain an order of this Court prior to the Challenge Period Termination Date granting standing to bring any Challenge on behalf of the Debtors’ estates shall not be a defense to failing to commence a Challenge prior to the Challenge Period Termination Date as required under this paragraph or to require or permit an extension of the Challenge Period Termination Date.

9.           Carve Out.

(a)         Carve Out.  As used in this Interim Order, the “Carve Out” means the sum of:  (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the Prepetition Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $1,250,000 incurred after the first business day following delivery by the Prepetition Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Prepetition Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of a Termination Event, and upon termination of the Debtors’ right to use Cash Collateral by the First Lien Lenders, stating that the Post‑Carve Out Trigger Notice Cap has been invoked.

(b)         Carve Out Reserves.  On the day on which a Carve Out Trigger Notice is given by the Prepetition Agent to the Debtors with a copy to the U.S. Trustee and counsel to any Creditors’ Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees.  The Debtors shall deposit and hold such amounts in a segregated account in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.  On the Termination Declaration Date, after funding the Pre-Carve Out Trigger Notice Reserve, the Debtors shall utilize all remaining cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap (the “Post‑Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.  All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre‑Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Prepetition Agent for the benefit of the First Lien Secured Parties, unless the First Lien Credit Agreement Secured Obligations have been indefeasibly paid in full, in cash, in which case any such excess shall be paid to the Debtors’ creditors in accordance with their rights and priorities as of the Petition Date.  All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Prepetition Agent for the benefit of the First Lien Secured Parties, unless the First Lien Credit Agreement Secured Obligations have been indefeasibly paid in full, in cash, in which case any such excess shall be paid to the Debtors’ prepetition secured creditors in accordance with their rights and priorities as of the Petition Date.  Notwithstanding anything to the contrary in the Prepetition Loan Documents, the Interim Order, or this Interim Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph 9(b), then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph 9(b), prior to making any payments to the Prepetition Agent or any of the Debtors’ creditors, as applicable.  Notwithstanding anything to the contrary in the Prepetition Loan Documents, the Interim Order, or this Interim Order, following delivery of a Carve Out Trigger Notice, the Prepetition Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the Prepetition Agent for application in accordance with the Prepetition Loan Documents.  Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute, increase, or reduce First Lien Credit Agreement Secured Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Approved Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in the Interim Order, this Interim Order, or the Prepetition Loan Documents, the Carve Out shall be senior to all liens and claims securing the First Lien Credit Agreement Secured Obligations, the Adequate Protection Liens, and the Superpriority Claims, and any and all other forms of adequate protection, liens, or claims securing the First Lien Credit Agreement Secured Obligations.

(c)          Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Professional Fees shall not reduce the Carve Out.

(d)          Payment of Carve Out On or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar for dollar basis.

10.         Restrictions on Use of Proceeds of Collateral and the Carve Out.  No proceeds of Collateral or the Carve Out shall be used for the purpose of: (a) investigating, objecting to, challenging, or contesting in any manner, or in raising any defenses to, the amount, validity, extent, perfection, priority, enforceability, or avoidability of the First Lien Credit Agreement Secured Obligations, or any liens or security interests with respect thereto, or any other rights or interests of the First Lien Secured Parties, whether in their capacity as such or otherwise, including with respect to the Adequate Protection Liens, or in asserting any claims or causes of action against any of the First Lien Secured Parties (whether in their capacity as such or otherwise), including, without limitation, for lender liability or pursuant to sections 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; or (b) paying any amount on account of any claims arising before the Petition Date unless such payments are approved by an order of this Court; provided that prior to the Termination Declaration Date, up to $50,000 of Cash Collateral shall be made available to the Creditors’ Committee for fees and expenses incurred in connection with any investigation of (but not preparing, drafting or filing any documents or pleadings objecting to, challenging, or contesting in any manner, or raising any defenses to) the liens and claims of the First Lien Secured Parties (the “Committee Investigation Budget”).  No claim for amounts incurred in connection with such activities (including amounts incurred in connection with an investigation in excess of the Committee Investigation Budget) shall be allowed, treated, or payable as an administrative expense claim for purposes of section 1129(a)(9)(A) of the Bankruptcy Code.  Nothing contained in this paragraph 10 shall prohibit the Debtors from responding or objecting to or complying with discovery requests of any Creditors’ Committee, in whatever form, made in connection with such investigation or the payment from the Cash Collateral of professional fees related thereto or from contesting or challenging whether a Termination Event has in fact occurred.

11.          Proceeds of Sale or Additional Financing.  The proceeds of any (i) sale of any Collateral outside the ordinary course in excess of $100,000, whether pursuant to section 363 of the Bankruptcy Code or a plan of reorganization or a plan of liquidation under section 1129 of the Bankruptcy Code, or (ii) additional financing, including any transaction involving the public or private issuance, sale, or placement of newly-issued equity, equity‑linked, or debt securities, instruments, obligations, or other funded debt of the Debtors, shall be applied to pay down the First Lien Credit Agreement Secured Obligations.

12.          No Waiver of First Lien Secured Parties’ Rights; Reservation of Rights.  Except as set forth herein, this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, any of the First Lien Secured Parties’ rights with respect to any person or entity other than the Debtors, or with respect to any other collateral owned or held by any person or entity other than the Debtors.  The rights of the First Lien Secured Parties are expressly reserved and entry of this Interim Order shall be without prejudice to, and does not constitute a waiver, expressly or implicitly, of:

(a)          the First Lien Secured Parties’ rights under any of the Prepetition Loan Documents and the Intercreditor Agreement;

(b)          the First Lien Secured Parties’ rights to seek any other or supplemental relief in respect of the Debtors;

(c)          the First Lien Secured Parties’ rights to seek modification of the grant of adequate protection provided under this Interim Order so as to provide different or additional adequate protection at any time;

(d)          any of the First Lien Secured Parties’ rights under the Bankruptcy Code or under non-bankruptcy law including, without limitation, to the right to: (i) request modification of the automatic stay of section 362 of the Bankruptcy Code; (ii) request dismissal of the Chapter 11 Cases, conversion of any of the Chapter 11 Cases to cases under chapter 7, or appointment of a chapter 11 trustee or examiner with extended powers; or (iii) propose, subject to section 1121 of the Bankruptcy Code, a chapter 11 plan or plans; and

(e)          any other rights, claims, or privileges (whether legal, equitable, or otherwise) of the First Lien Secured Parties.

13.         First Lien Secured Parties’ Right to Credit Bid.  Subject to the Prepetition Loan Documents, the Intercreditor Agreement, the First Lien Credit Agreement Administrative Agent shall have the right to credit bid up to the full amount of any remaining First Lien Credit Agreement Obligations (as applicable) in the sale of any Prepetition Collateral whether pursuant to (a) section 363 of the Bankruptcy Code, (b) a plan of reorganization or a plan of liquidation under section 1129 of the Bankruptcy Code, or (c) a sale or disposition by a chapter 7 trustee for any Debtor under section 725 of the Bankruptcy Code and the First Lien Credit Agreement Administrative Agent shall be deemed a qualified bidder (or such analogous term) in connection with any such sale.

14.          Further Assurances.  The Debtors shall execute and deliver to the First Lien Credit Agreement Administrative Agent and counsel to the First Lien Ad Hoc Group all such agreements, financing statements, instruments, and other documents as they may reasonably request to evidence, confirm, validate, or evidence the perfection of the Adequate Protection Liens granted pursuant hereto.

15.          506(c) Waiver.  Except to the extent of the Carve Out, and subject to and upon entry of the Final Order, no costs or expenses of administration which have been or may be incurred in any of the Chapter 11 Cases at any time shall be charged against the First Lien Secured Parties, any of the First Lien Credit Agreement Secured Obligations, any of their respective claims, or the Collateral pursuant to sections 506(c) or 105(a) of the Bankruptcy Code, or otherwise, without the prior written consent of the First Lien Credit Agreement Administrative Agent, and no such consent shall be implied from any other action, inaction, or acquiescence by any of the First Lien Secured Parties or their respective representatives.

16.          Bankruptcy Code Section 552(b).  The First Lien Secured Parties shall each be entitled to all the rights and benefits of section 552(b) of the Bankruptcy Code and, subject to the entry of a Final Order granting such relief, the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the First Lien Secured Parties.

17.          Restrictions on Granting Postpetition Claims and Liens.  Except with respect to the Carve Out, no claim or lien that is pari passu with or senior to the claims and liens of the First Lien Secured Parties shall be offered by any Debtor, or granted, to any other person, except in connection with any financing used to pay in full in cash the claims of the First Lien Secured Parties or that would constitute a Permitted Lien with respect to the Debtor against whom such lien is granted; provided that anything in the foregoing is consistent with the Intercreditor Agreement.

18.        Automatic Effectiveness of Liens.  The Adequate Protection Liens shall not be subject to challenge and shall attach and become valid, perfected, enforceable, non-avoidable, and effective by operation of law as of the Petition Date, without any further action by the Debtors or the First Lien Secured Parties and without the necessity of execution by the Debtors, or the filing or recordation, of any financing statements, security agreements, vehicle lien applications, mortgages, filings with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or the Library of Congress, or other documents or the taking of any other actions.  If the First Lien Credit Agreement Administrative Agent hereafter reasonably requests that the Debtors execute and deliver to them financing statements, security agreements, collateral assignments, mortgages, or other instruments and documents considered by such agent to be reasonably necessary or desirable to further evidence the perfection of the Adequate Protection Liens, as applicable, the Debtors are hereby authorized and directed to execute and deliver such financing statements, security agreements, mortgages, collateral assignments, instruments, and documents, and the First Lien Credit Agreement Administrative Agent is hereby authorized to file or record such documents in their discretion without seeking modification of the automatic stay under section 362 of the Bankruptcy Code, in which event all such documents shall be deemed to have been filed or recorded at the time and on the date of entry of this Interim Order.

19.          No Marshaling/Application of Proceeds.  Subject to and upon entry of the Final Order, in no event shall the First Lien Secured Parties be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Collateral; provided that the First Lien Secured Parties shall be entitled to seek to apply such marshaling or other similar doctrines with respect the Collateral against any other party.

20.         Proofs of Claim.  None of the First Lien Secured Parties shall be required to file proofs of claim in any of the Chapter 11 Cases for any First Lien Credit Agreement Secured Obligation or any Superpriority Claim or other claim arising in connection with this Interim Order.  Notwithstanding any order entered by the Court in relation to the establishment of a bar date, the Prepetition Agent, on behalf of themselves and First Lien Secured Parties, as applicable, is hereby authorized and entitled, in its sole and absolute discretion, but not required, to file (and amend and/or supplement, as each sees fit) a proof of claim and/or aggregate proofs of claim in the Chapter 11 Cases for any such claims; for avoidance of doubt, any such proof of claim may (but is not required to be) filed as one consolidated proof of claim against all of the applicable Debtors, rather than as separate proofs of claim against each such Debtor.  Any proof of claim filed by the Prepetition Agent shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the respective First Lien Secured Parties.  The provisions set forth in this paragraph are intended solely for the purpose of administrative convenience and shall not affect the substantive rights of any party in interest or their respective successors-in-interest.

21.          Binding Effect.  The provisions of this Interim Order shall be binding upon and inure to the benefit of the First Lien Secured Parties to the extent and as set forth herein, the Debtors, any Committee, and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors).  To the extent permitted by applicable law, this Interim Order shall bind any trustee hereafter appointed for the estate of any of the Debtors, whether in these Chapter 11 Cases or in the event of the conversion of any of the Chapter 11 Cases to a liquidation under chapter 7 of the Bankruptcy Code.  Such binding effect is an integral part of this Interim Order.

22.         Survival.  The provisions of this Interim Order and any actions taken pursuant hereto shall survive the entry of any order:  (a) confirming any plan of reorganization in any of the Chapter 11 Cases, (b) converting any of the Chapter 11 Cases to a chapter 7 case, or (c) dismissing any of the Chapter 11 Cases, and, with respect to the entry of any order as set forth in clause (b) or (c) of this paragraph, the terms and provisions of this Interim Order as well as the Adequate Protection Liens and Superpriority Claims shall continue in full force and effect notwithstanding the entry of any such order.

23.         Effect of Dismissal of Chapter 11 Cases.  If any of the Chapter 11 Cases is dismissed, converted, or substantively consolidated, such dismissal, conversion, or substantive consolidation of these Chapter 11 Cases shall not affect the rights of the First Lien Secured Parties under this Interim Order, and all of their rights and remedies hereunder shall remain in full force and effect as if the Chapter 11 Case had not been dismissed, converted, or substantively consolidated.  If an order dismissing any of the Chapter 11 Cases is at any time entered, such order shall provide or be deemed to provide (in accordance with sections 105 and 349 of the Bankruptcy Code) that:  (a) the Prepetition Liens, Adequate Protection Liens, and Superpriority Claims granted to and conferred upon the First Lien Secured Parties shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order (and that such Superpriority Claims shall, notwithstanding such dismissal, remain binding on all interested parties), and (b) to the greatest extent permitted by applicable law, this Court shall retain jurisdiction, notwithstanding such dismissal, for the purpose of enforcing the Prepetition Liens, Adequate Protection Liens, and Superpriority Claims referred to in this Interim Order.

24.          Order Effective.  This Interim Order shall be effective as of the date of the signature by the Court.

25.          Controlling Effect of Interim Order.  To the extent any provision of this Interim Order conflicts or is inconsistent with any provision of the Motion, the provisions of this Interim Order shall control to the extent of such conflict.

26.          Final Hearing.  The Final Hearing on the Motion shall be heard on [DATE] at [TIME] at the United States Bankruptcy Court for the Southern District of New York.  The Debtors shall promptly serve a notice of the Final Hearing, together with copies of this Interim Order and the Motion (which shall constitute adequate notice of the Final Hearing) on the parties having been given notice of the Hearing and any other party that has filed a request for notices with this Court.  Any party in interest objecting to the relief sought at the Final Hearing shall file written objections, and shall be filed with the Clerk of the Court, in each case so as to be received by 4:00 p.m. on the date that is no later than seven (7) days before the Final Hearing.

Dated: __________, 2020
[●]	[NAME] UNITED STATES BANKRUPTCY JUDGE

EXHIBIT D

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of June 5, 2020 (the “Agreement”)1 by and among Jason Industries, Inc. (“Jason”) and its Affiliates and subsidiaries bound thereto and the Consenting Creditors and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement.

Date Executed:

[CONSENTING CREDITOR]

[INSERT ENTITY NAME]

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Credit Agreement Loans

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT E

New Secured TL Term Sheet

New First Lien Credit Agreement
Summary of Terms

This term sheet (the “New TL Term Sheet”) is Exhibit E to the Restructuring Support Agreement (the “RSA”). Capitalized terms used but not defined herein have the meanings given to them in the RSA.

This New TL Term Sheet sets forth the principal terms of a takeback first lien term loan credit facility (the “New First Lien Term Loan Facility”; the credit agreement evidencing the New First Lien Term Loan Facility, the “New First Lien Credit Agreement”. The New First Lien Term Loan Facility will be subject to (a) the approval of the Bankruptcy Court and (b) emergence by the Loan Parties from the Chapter 11 Cases on the Plan Effective Date, in accordance with (i) the Plan, (ii) any order entered by the Bankruptcy Court authorizing the Loan Parties to enter into the New First Lien Term Loan Facility, which order may be part of the order confirming the Plan, each of which shall be in form and substance reasonably acceptable to the Requisite New First Lien Lenders (as defined below), and (iii) the New First Lien Term Loan Facility Documentation (as defined below) to be executed by the Loan Parties, the Administrative Agent (as defined below) and the New First Lien Lenders (as defined below).

Borrower	Reorganized Jason Incorporated, a Wisconsin corporation (the “Borrower”).

Guarantors
All of the obligations of the Borrower under the New First Lien Term Loan Facility shall be guaranteed by Jason Industries, Inc., Jason Partners Holdings, Inc., Jason Holdings Inc. I, Milsco, LLC, Osborn, LLC, Schaffner Manufacturing Co., Inc., Jason International Holdings, Inc.  and each other Borrower’s existing and future direct parent companies and wholly-owned domestic subsidiaries of the Borrower (collectively, the “Guarantors”; and Guarantors, together with the Borrower, the “Loan Parties”). All obligations of the Borrower under the New First Lien Term Loan Facility will be unconditionally guaranteed on a joint and several basis by the Guarantors.  Guarantor requirements following the Closing Date to be substantially identical to the Pre-Petition Facility Documentation (as defined below), including exceptions with respect to excluded subsidiaries.

New First Lien Term Loan Facility
New First Lien Term Loan Facility comprised of term loans in an aggregate principal amount of $75 million (the “New First Lien Term Loans”, and the holders thereof referred to as the “New First Lien Lenders”).
New First Lien Term Loans that are prepaid may not be reborrowed.

Use of Proceeds	A portion of the First Lien Credit Agreement Loans in the principal amount of $75 million will be converted dollar-for-dollar into the New First Lien Term Loans on the Closing Date.

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Closing Date	The date on which the New First Lien Term Loans are issued under the New First Lien Term Loan Facility and the Restructuring Transaction is consummated pursuant to the Plan (the “Closing Date”).

Maturity	The date that is 5 years after the Closing Date (the “Maturity Date”).

Collateral and Guarantees
The New First Lien Term Loan Facility will be secured by (i) a perfected first priority lien on all non-working capital assets of the Loan Parties which lien will be senior to the liens securing the Exit ABL Credit Facility (as defined below) and the liens securing the New Junior Lien Convertible Term Loan Facility and (ii) a perfected second priority lien on all working capital assets of the Loan Parties, which lien will be junior to the liens securing the Exit ABL Credit Facility and senior to the liens securing the New Junior Lien Convertible Term Loan Facility, in each case subject to other permitted liens in accordance with the New First Lien Term Loan Facility Documentation, which liens shall be subject to intercreditor arrangements in form and substance reasonably satisfactory to the Requisite New First Lien Lenders, subject to any agreed post-closing perfection requirements and subject to thresholds, exceptions and exclusions substantially similar to the Pre-Petition Facility Documentation (as defined below) (the “Collateral”).

First Lien Term Loan Facility Documentation
The New First Lien Credit Agreement and other loan documents governing the New First Lien Term Loan Facility shall contain terms substantially similar to the terms of that certain First Lien Credit Agreement dated as of June 30, 2014, as in effect on such date, among the Borrower, the guarantors party thereto, The Bank of New York Mellon, as administrative and collateral agent, and the lenders from time to time party there to (the “Pre-Petition Facility Documentation”), with modifications to reflect this term sheet and other adjustments reasonably satisfactory to the Requisite New First Lien Lenders (such loan documents, the “New First Lien Term Loan Facility Documentation”).

Conditions to Closing
The applicable closing conditions set forth in the Pre-Petition Facility Documentation and the following:

A.  The Restructuring Transaction shall have been consummated in all material respects in accordance with the Plan (all conditions set forth therein having been satisfied or waived in accordance with its terms), and substantial consummation of the Plan in all material respects in accordance with its terms shall have occurred contemporaneously with the closing of the New First Lien Term Loan Facility.

B.   Upon the consummation of the Restructuring Transaction, the New First Lien Lenders shall own at least 90% of common equity of Reorganized Jason (subject to dilution pursuant to any warrants issued pursuant to the Warrant Agreement and any management incentive plan).

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C.   Upon consummation of the Plan, all First Lien Holder Deficiency Claims (as defined in the Plan) shall be waived and discharged.

D.   The Borrower shall have entered into a third-party asset-based exit financing that (i) provides availability as of the Closing Date of at least $20 million for revolving borrowings after permitting for any amounts on account of outstanding letters of credit; and (ii) has aggregate commitments in an amount not less than  $30 million (the “Exit ABL Credit Facility”) on terms acceptable to the Requisite New First Lien Lenders.

E.   The Borrower shall have borrowed or shall have deemed to borrow the term loans under the New Junior Lien Convertible Term Loan Facility in the aggregate principal amount not less than $50 million on terms acceptable to the Requisite New First Lien Lenders.

F.    The Borrower shall have used commercially reasonable efforts to obtain ratings for the New First Lien Term Loan Facility and the New Junior Lien Convertible Term Loan Facility from at least two out of the three following rating agencies: Moody’s, Standard & Poor’s and Fitch; provided, however, that to the extent such ratings are not obtained prior to or on the Closing Date, the Borrower shall obtain such ratings within 30 days after the Closing Date (or such longer period of time as the Requisite New First Lien Lenders may reasonably agree).

G.   Delivery of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, in each case at least three (3) business days prior to the Closing Date.

H.   Payment by the Borrower on the Closing Date of  (i) the administrative and collateral agency fee due on such date, (ii) the fees of counsel to the New First Lien Lenders in connection with the transactions hereunder and (iii) all reasonable out-of-pocket expenses payable on the Closing Date pursuant to the terms hereof.

I.     Other customary closing conditions for facilities of this type and reasonably requested by the Requisite New First Lien Lenders.

Interest Rate
Interest shall accrue on the New First Lien Term Loans at a rate of, at the Borrower’s election, (i) LIBOR plus 6.0% per annum (subject to a 1.00% LIBOR floor) paid in cash or (ii) LIBOR (subject to a 1.00% LIBOR floor) plus 2.0% per annum paid in cash and paid-in-kind interest of 4.0% per annum. Any paid-in-kind interest so elected to be paid will be added to the principal amount of the New First Lien Term Loans outstanding under the New First Lien Term Loan Facility on each applicable interest payment date.  The Borrower shall also have the right to elect that the New First Lien Term Loans bear interest at a rate determined by reference to an “alternate base rate”, and the interest rate margin with respect to New First Lien Term Loans bearing interest at the alternate base rate shall be 5.00% per annum.

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Default Interest
During the continuation of an Event of Default, all outstanding principal amount of the New First Lien Term Loans and any other overdue amounts will bear interest at an additional 2% per annum above the interest rate otherwise applicable.

Scheduled Amortization
Commencing with the fiscal quarter ending March 31, 2022, 0.25% of the original principal amount of the New First Lien Term Loans, payable quarterly in a manner consistent with the Pre-Petition Facility Documentation.

Call Protection
(i) Not callable for one year (subject to a 4% premium plus the Make-Whole Amount), (ii) callable in year two at 103% of par value, (iii) callable in year three at 102% of par value, and (iv) callable in year four and beyond at par value, in each case in whole or in part. The Make-Whole Amount shall be defined in the New First Lien Term Loan Facility Documentation to mean, on any date of repayment or prepayment (including following acceleration) of all or any portion of the New First Lien Term Loans, an amount in cash equal to all interest that would have been paid on the New First Lien Term Loans that are repaid or prepaid, from the date of repayment or prepayment through and including the third anniversary of the Closing Date calculated on the basis of the interest rate with respect to the New First Lien Term Loans that is in effect on the date of such repayment or prepayment, discounted to the date of repayment or prepayment on a quarterly basis (assuming a 365-day year and actual days elapsed) at a rate equal to the sum of the treasury rate plus 0.50%.
Call protection to apply to (x) any voluntary prepayment or (y) any mandatory prepayment from unpermitted debt issuances.

Mandatory Prepayments
Consistent with the mandatory prepayments set forth in the Pre-Petition Facility Documentation, and in any event will include annual mandatory prepayments, commencing on March 31, 2021, in an amount equal to Loan Parties’ and their subsidiaries’ domestic cash and cash equivalents balance on March 31, 2021 in excess of $10 million payable in cash (subject to ordinary course standard for working capital and other customary exceptions) to apply to Loan Parties’ and their subsidiaries’ domestic cash balance (the “Excess Cash Payment Amount”).  The Excess Cash Payment Amount shall be paid in cash by April 30, with the first Excess Cash Payment Amount due on April 30, 2021.

The Exit Facility Documentation shall include a customary provision which shall permit the New First Lien Lenders to decline proceeds of any mandatory prepayment event.

5

Voluntary Prepayments
Voluntary prepayments of the New First Lien Term Loans will be permitted at any time at par, without premium or penalty, subject to (i) the call protection described above and (ii) reimbursement of the New First Lien Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Application of Payments
All voluntary prepayments of the New First Lien Term Loans will be made ratably to the New First Lien Lenders and may be applied to any of New First Lien Term Loans as directed by the Borrower (and absent such direction, in direct order of maturity). All mandatory prepayments of the New First Lien Term Loan Facility will be made ratably to the New First Lien Lenders and applied to the remaining amortization payments in direct order of maturity.

Representations and Warranties	To be substantially similar to the Pre-Petition Facility Documentation and other representations and warranties usual and customary for facilities of this type.

Affirmative Covenants
To be substantially similar to the Pre-Petition Facility Documentation and other affirmative covenants usual and customary for facilities of this type, including, without limitation, Loan Parties causing their foreign subsidiaries to use commercially reasonable efforts to extend maturity of their respective existing debt facilities beyond the Maturity Date.

Reporting Requirements	To be substantially similar to the Pre-Petition Facility Documentation and other reporting requirements usual and customary for facilities of this type.

Negative Covenants
Usual and customary for facilities of this type with exceptions and baskets  to be agreed, including, without limitation, the following:

A.     Restrictions on prepayments or repurchases of the New Junior Convertible Term Loans;

B.     Prohibition on restricted payments, with exceptions for payments to any holding company for ordinary course costs and expenses;

C.     Prohibition on unrestricted subsidiaries designation;

D.    Prohibition on incurrence of incremental debt, senior and pari passu debt (other than certain purchase money debt to be agreed) and limitation on the amount of debt allowed to be incurred under the ABL Exit Credit Facility.

Financial Covenants
Usual and customary for facilities of this type, but in any event to include a maximum capital expenditures covenant, maximum interest coverage ratio and leverage ratio covenants, with testing of interest coverage ratio and leverage ratio covenants commencing on December 31, 2021.

6

Events of Default	To be substantially similar to the Pre-Petition Facility Documentation and other events of default usual and customary for facilities of this type.

Amendments	Substantially similar to the Pre-Petition Facility Documentation.

Requisite New First Lien Lenders / Voting
50.1% of the New First Lien Term Loans held by the New First Lien Lenders (the “Requisite New First Lien Lenders”). Voting and other restrictions on Affiliated Lenders in Pre-Petition Facility Documentation to be removed.

Expenses and Indemnification
The New First Lien Term Loan Facility Documentation will include expense reimbursement, indemnification and other provisions as are usual and customary for facilities of this kind and in the case of expense reimbursement and indemnification provisions, reimbursement for the costs, fees and expenses of the advisors to the New First Lien Lenders.

Other Provisions	The New First Lien Term Loan Facility Documentation will include customary provisions regarding increased costs, illegality, tax indemnities, waiver of trial by jury and other similar provisions.

Assignments and Participations
To be based on the Pre-Petition Facility Documentation and to allow for non-pro rata open market purchases by the Borrower in an aggregate amount not to exceed 10% of the initial principal of the New First Lien Term Loans (with the understanding that any acquired loans must be cancelled). To include Dutch auctions as set forth in the Pre-Petition Facility Documentation.  Assignments shall be subject to the reasonable consent of the Borrower, unless an event of default exists at the time of any such assignment.

Governing Law	State of New York.

Administrative Agent and Collateral Agent	To be agreed by the Borrower and the Requisite New First Lien Lenders (the “Administrative Agent”).

Counsel to the New First Lien Lenders	Weil, Gotshal & Manges LLP

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EXHIBIT F

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of June 5, 2020 (the “Agreement”),2 by and among Jason Industries, Inc. (“Jason”) and its Affiliates and subsidiaries bound thereto and the Consenting Creditors, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

[CONSENTING CREDIT CREDITOR]

[INSERT ENTITY NAME]

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Credit Agreement Loans

[2]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT G

New Junior Lien Convertible Term Loan Term Sheet

New Junior Lien Convertible Credit Agreement
Summary of Terms

This term sheet (the “New Junior Lien Convertible Term Loan Term Sheet”) is Exhibit G to the Restructuring Support Agreement (the “RSA”). Capitalized terms used but not defined herein have the meanings given to them in the RSA.

This New Junior Lien Convertible Term Loan Term Sheet sets forth the principal terms of a takeback second lien term loan credit facility (the “New Junior Lien Convertible Term Loan Facility”; the credit agreement evidencing the New Junior Lien Convertible Term Loan Facility, the “New Junior Lien Convertible Credit Agreement”. The New Junior Lien Convertible Term Loan Facility will be subject to (a) the approval of the Bankruptcy Court and (b) emergence by the Loan Parties from the Chapter 11 Cases on the Plan Effective Date, in accordance with (i) the Plan, (ii) any order entered by the Bankruptcy Court authorizing the Loan Parties to enter into the New Junior Lien Convertible Term Loan Facility, which order may be part of the order confirming the Plan, each of which shall be in form and substance reasonably acceptable to the Requisite New Junior Lien Lenders (as defined below), and (iii) the New Junior Lien Term Loan Facility Documentation (as defined below) to be executed by the Loan Parties, the Administrative Agent (as defined below) and the New Junior Lien Lenders (as defined below).

Borrower	Reorganized Jason Incorporated, a Wisconsin corporation (the “Borrower”).

Guarantors
All of the obligations of the Borrower under the New Junior Lien Convertible Term Loan Facility shall be guaranteed by Jason Industries, Inc., Jason Partners Holdings, Inc., Jason Holdings Inc. I, Milsco, LLC, Osborn, LLC, Schaffner Manufacturing Co., Inc., Jason International Holdings, Inc.  and each other Borrower’s existing and future direct parent companies and wholly-owned domestic subsidiaries of the Borrower (collectively, the “Guarantors”; and Guarantors, together with the Borrower, the “Loan Parties”). All obligations of the Borrower under the New Junior Lien Convertible Term Loan Facility will be unconditionally guaranteed on a joint and several basis by the Guarantors.  All Borrower’s affiliates that guarantee the New First Lien Term Loan Facility (as defined in the New Secured TL Term Sheet) will have to be Guarantors under the New Junior Lien Convertible term Loan Facility. Guarantor requirements following the Closing Date to be substantially identical to the New First Lien Term Loan Facility Documentation (as defined in the New Secured TL Term Sheet).

New Junior Lien Convertible Term Loan Facility
New Junior Lien Convertible Term Loan Facility comprised of takeback term loans in an aggregate principal amount of $50 million (the “New Junior Lien Convertible Term Loans”, and the holders thereof referred to as the “New Junior Lien Lenders”).
New Junior Lien Convertible Term Loans that are prepaid may not be reborrowed.

2

Conversion
The whole outstanding principal amount of the New Junior Lien Convertible Term Loans will be convertible (at a conversion price based on a discount of 10% of Plan Equity Value referred to below) into common equity of Reorganized Jason at any time after the first anniversary of the Closing Date:
A.  upon election by holders of 66.7% or more of the New Junior Lien Convertible Term Loans (the “Supermajority New Junior Lien Lenders”) following the first anniversary but prior to the fourth anniversary of the Closing Date; and
B.   upon election by the Requisite New Junior Lien Lenders on or following the fourth anniversary of the Closing Date.

Plan Equity Value	$[●][1].

Use of Proceeds	A portion of the First Lien Credit Agreement Loans in the principal amount of $50 million will be converted dollar-for-dollar into the New Junior Lien Convertible Term Loans on the Closing Date.

Closing Date
The date on which the New Junior Lien Convertible Term Loans are issued under the New Junior Lien Convertible Term Loan Facility and the Restructuring Transaction is consummated pursuant to the Plan (the “Closing Date”).

Maturity	The date that is five years and six months after the Closing Date (the “Maturity Date”).

Collateral and Guarantees
The New Junior Lien Convertible Term Loan Facility will be secured by (i) a perfected third priority lien on all non-working capital assets of the Loan Parties which lien will be (A) junior to the liens securing the Exit ABL Credit Facility (as defined below) and (B) junior to the liens securing the New First Lien Term Loan Facility and (ii) a perfected third priority lien on all working capital assets of the Loan Parties, which lien will be (A) junior to the liens securing the Exit ABL Credit Facility and (B) junior to the liens securing the New First Lien Term Loan Facility, in each case subject to other permitted liens in accordance with the New Junior Lien Term Loan Facility Documentation, which liens shall be subject to intercreditor arrangements in form and substance reasonably satisfactory to the Requisite New Junior Lien Lenders, subject to any agreed post-closing perfection requirements and subject to thresholds, exceptions and exclusions substantially similar to the New First Lien Term Loan Facility Documentation (the “Collateral”).

Junior Lien Term Loan Facility Documentation
The New Junior Lien Convertible Credit Agreement and other loan documents governing the New Junior Lien Convertible Term Loan Facility (such loan documents, the “New Junior Lien Term Loan Facility Documentation”) shall contain terms substantially similar to the New First Lien Term Loan Facility Documentation, with modifications customary for junior facilities of these type (including a percentage cushion to be determined on all baskets and incurrence ratios) and other adjustments reasonably satisfactory to the Requisite New Junior Lien Lenders (the “Documentation Principles”).

[1]	TBD with reference to the Disclosure Statement pursuant to 11 U.S.C. § 1125.

3

Conditions to Closing
The applicable closing conditions set forth in the New First Lien Term Loan Facility Documentation and other closing conditions, including, without the limitation the following:
A.   The Restructuring Transaction shall have been consummated in all material respects in accordance with the Plan (all conditions set forth therein having been satisfied or waived in accordance with its terms), and substantial consummation of the Plan in all material respects in accordance with its terms shall have occurred contemporaneously with the closing of the New Junior Lien Convertible Term Loan Facility.
B.    Upon the consummation of the Restructuring Transaction, the New Junior Lien Lenders shall own at least 90% of common equity of Reorganized Jason (subject to dilution pursuant to any warrants issued pursuant to the Warrant Agreement and any management incentive plan).
C.   Upon consummation of the Plan, all First Lien Holder Deficiency Claims (as defined in the Plan) shall be waived and discharged.
D.  The Borrower shall have entered into a third-party asset-based exit financing that (i) provides availability as of the Closing Date of at least $20 million for revolving borrowings after permitting for any amounts on account of outstanding letters of credit; and (ii) has aggregate commitments in an amount not less than $30 million (the “Exit ABL Credit Facility”) on terms acceptable to the Requisite New Junior Lien Lenders.
E.   The Borrower shall have borrowed or shall have deemed to borrow the New First Lien Term Loans (as defined in the New Secured TL Term Sheet) in the aggregate principal amount not less than $75 million on terms acceptable to the Requisite New Junior Lien Lenders.
F.   The Borrower shall have used commercially reasonable efforts to obtain ratings for the New Junior Lien Convertible Term Loan Facility from at least two out of the three following rating agencies: Moody’s, Standard & Poor’s and Fitch; provided, however, that to the extent such ratings are not obtained prior to or on the Closing Date, the Borrower shall obtain such ratings within 30 days after the Closing Date (or such longer period of time as the Requisite New Junior Lien Lenders may reasonably agree).

4

G.   Delivery of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, in each case at least three (3) business days prior to the Closing Date.
H.   Payment by the Borrower on the Closing Date of  (i) the administrative and collateral agency fee due on such date, (ii) the fees of counsel to the New Junior Lien Lenders in connection with the transactions hereunder and (iii) all reasonable out-of-pocket expenses payable on the Closing Date pursuant to the terms hereof.
I.   Other customary closing conditions for facilities of this type and reasonably requested by the Requisite New Junior Lien Lenders.

Interest Rate
Interest shall accrue on the New Junior Lien Convertible Term Loans at a rate of, at the Borrower’s election, (i) LIBOR plus 10.0% per annum (subject to a 1.00% LIBOR floor) paid in cash or (ii) LIBOR (subject to a 1.00% LIBOR floor) plus 1.0% per annum paid in cash and paid-in-kind interest of 9.0% per annum. Any paid-in-kind interest so elected to be paid will be added to the principal amount of the New Junior Lien Convertible Term Loans outstanding under the New Junior Lien Convertible Term Loan Facility on each applicable interest payment date.  The Borrower shall also have the right to elect that the New Junior Lien Convertible Term Loans bear interest at a rate determined by reference to an “alternate base rate”, and the interest rate margin with respect to New Junior Lien Convertible Term Loans bearing interest at the alternate base rate shall be 9.00% per annum. In addition, the New Junior Lien Convertible Term Loans shall include a so-called AHYDO catch-up payment designed to ensure that the New Junior Lien Convertible Term Loans are not considered an “applicable high-yield discount obligation” within the meaning of IRC Section 163(i).

Default Interest
During the continuation of an Event of Default, all outstanding principal amounts of the New Junior Lien Convertible Term Loans and any other overdue amounts will bear interest at an additional 2% per annum above the interest rate otherwise applicable.

Scheduled Amortization	None.

5

Call Protection
(i) Not callable for two years (subject to a 5% premium plus the Make- Whole Amount), (ii) callable in year three at 105% of par value, (iii) callable in year four at 102% of par value, and (iv) callable in year five and beyond at par value, in each case in whole or in part. The Make- Whole Amount shall be defined in the New Junior Lien Term Loan Facility Documentation to mean, on any date of repayment or prepayment (including following acceleration) of all or any portion of the New Junior Lien Convertible Term Loans, an amount in cash equal to all interest that would have been paid on the New Junior Lien Convertible Term Loans that are repaid or prepaid, from the date of repayment or prepayment through and including the third anniversary of the Closing Date calculated on the basis of the interest rate with respect to the New Junior Lien Convertible Term Loans that is in effect on the date of such repayment or prepayment, discounted to the date of repayment or prepayment on a quarterly basis (assuming a 365-day year and actual days elapsed) at a rate equal to the sum of the treasury rate plus 0.50%.
Call protection to apply to any voluntary prepayment or any mandatory prepayment from unpermitted debt issuances.

Mandatory Prepayments
Same as set forth in the New First Lien Term Loan Facility Documentation (except for mandatory prepayment based on the excess cash flow) and subject to repayment in full of the New First Lien Term Loan Facility, the New Junior Lien Term Loan Facility Documentation shall include a customary provision which shall permit the New Junior Lien Lenders to decline proceeds of any mandatory prepayment event.

Voluntary Prepayments
To the extent permitted by the New First Lien Term Loan Facility, voluntary prepayments of the New Junior Lien Convertible Term Loans will be permitted at any time at par, without premium or penalty, subject to (i) the call protection described above and (ii) reimbursement of the New Junior Lien Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Application of Payments
All voluntary prepayments of the New Junior Lien Convertible Term Loans will be made ratably to the New Junior Lien Lenders. All mandatory prepayments of the New Junior Lien Convertible Term Loan Facility will be made ratably to the New Junior Lien Lenders.

Representations and Warranties	The representations and warranties shall be the same as those representations and warranties contained in the New First Lien Term Loan Facility Documentation, subject to the Documentation Principles.

Affirmative Covenants	The affirmative covenants shall be the same as those affirmative covenants contained in the New First Lien Term Loan Facility Documentation, subject to the Documentation Principles.

Reporting Requirements	The reporting requirements shall be the same as those contained in the New First Lien Term Loan Facility Documentation, subject to the Documentation Principles.

6

Negative Covenants
The negative covenants shall be the same as those negative covenants contained in the New First Lien Term Loan Facility Documentation, subject to the Documentation Principles, including, without limitation, the following:
A.   Prohibition on restricted payments, with exceptions for payments to any holding company for ordinary course costs and expenses to be agreed;
B.    Prohibition on unrestricted subsidiaries designation;
C.    Prohibition on incurrence of incremental debt, senior and pari passu debt (other than certain purchase money debt to be agreed) and limitation on the amount of debt allowed to be incurred under the ABL Exit Credit Facility.

Financial Covenants
Usual and customary for facilities of this type, but in any event to include a maximum capital expenditures covenant, maximum interest coverage ratio and leverage ratio covenants, with testing of interest coverage ratio and leverage ratio covenants commencing on December 31, 2021, and with cushions above the corresponding thresholds under the New First Lien Term Loan Facility Documentation to be agreed.

Events of Default
To be substantially similar to the New First Lien Term Loan Facility Documentation and subject to the Documentation Principles. The New Junior Lien Convertible Term Loan Facility will have a cross-acceleration (but not a cross-default other than a failure to pay at maturity) to the New First Lien Term Loan Facility.

Amendments	Substantially similar to the New First Lien Term Loan Facility Documentation.

Requisite New Junior Lien Lenders / Voting
50.1% of the New Junior Lien Convertible Term Loans held by the New Junior Lien Lenders (the “Requisite New Junior Lien Lenders”). Voting substantially similar to the New First Lien Term Loan Facility Documentation.

Expenses and Indemnification
The expense reimbursement and indemnification provisions shall be the same as those expense reimbursement and indemnification provisions contained in the New First Lien Term Loan Facility Documentation.

Other Provisions	Substantially similar to the New First Lien Term Loan Facility Documentation and subject to the Documentation Principles.

Assignments and Participations
The assignment and participation provisions shall be customary for facilities of this type or otherwise reasonably requested by the Requisite New Junior Lien Lenders; provided, however, that any New Junior Lien Lender shall be permitted to assign any New Junior Lien Convertible Term Loan held by it only to the extent that (i) at the time of such assignment such New Junior Lien Lender transfers to the applicable assignee a corresponding portion of common equity of Reorganized Jason owned by such New Junior Lien Lender and (ii) such assignment of New Junior Lien Convertible Term Loans and transfer of common equity is permitted by applicable securities laws; and provided, further, that the restriction on assignments set forth in clause (i) of the preceding proviso may be removed with a consent of the Supermajority New Junior Lien Lenders.  Assignments shall be subject to the reasonable consent of the Borrower, unless an event of default exists at the time of any such assignment.

7

Governing Law	State of New York.

Administrative Agent and Collateral Agent	To be agreed by the Borrower and the Requisite New Junior Lien Lenders (the “Administrative Agent”).

Counsel to the New Junior Lien Lenders	Weil, Gotshal & Manges LLP

8

EXHIBIT H

WARRANT TERM SHEET

This Term Sheet is a statement of the principal terms and conditions that will be included in the Warrant Agreement.  The Company shall only enter into the Warrant Agreement (and issue the Warrants contemplated hereby) if the requisite holders of Second Lien Credit Agreement Claims voted in favor of the Plan.

1. Issuer:	Reorganized Jason (the “Issuer”).

2. Warrant Holders:	Holders of the Second Lien Credit Agreement Claims (the “Holders”) .

3. Securities:
Issuer will issue to the Holders, in proportion to their ownership of the Second Lien Credit Agreement Claims immediately prior to the Plan Effective Date,  warrants (the “Warrants”) representing the right to acquire ten percent (10%) of the common stock of Issuer (“Common Stock”), subject to dilution by the issuance of stock in accordance with the management incentive plan of Issuer (the “MIP”) and conversion of the New Junior Convertible Term Loan (the “Warrant Common Stock”).

4. Issue Date:	The Warrants will be issued on the Plan Effective Date.

5. Expiration:	The Warrants will expire, if unexercised, on the date that is five (5) years following the Plan Effective Date (the “Expiration Date”).

6. Exercise Price:
The exercise price per share of Warrant Common Stock will be based on a pro forma equity value of the Issuer reflecting a recovery on allowed First Lien Credit Agreement Claims equal to (a) one hundred percent (100%) of the total outstanding allowed First Lien Credit Agreement Claims, together with all accrued interest thereon plus (b) an amount equal to five percent (5%) per annum on such claims for the term of the Warrants (the “Exercise Price”), and is subject to adjustment from time to time as provided below under “Adjustments.”

The Warrants will be exercisable by the Holders at any time, either in full or in part, from the date of issuance until the Expiration Date upon (a) payment by the Holder of the Exercise Price or (b) an election by the Holder to exercise the Warrants on a customary net-issue or “cashless” basis (in each case, the “Exercise Date”).

7. Adjustments:
The Exercise Price and the number of Warrant Common Stock issuable upon exercise of the Warrants will be subject to customary anti-dilution adjustments for stock dividends, stock splits or combinations, below market third-party warrants, rights or options or distributions of assets and securities; provided, however, that the Warrant Agreement will not provide for anti-dilution adjustments for dilution by the issuance of stock in accordance with the MIP or conversion of the New Junior Convertible Term Loan.

The Exercise Price will be subject to customary adjustments for cash dividends or distributions paid on the Common Stock or for the fair market value of any other distributions paid to holders of the Common Stock from the Plan Effective Date through the Exercise Date.

8. Reorganization And Other Events:
In the case of a reorganization, recapitalization, merger, combination, consolidation, statutory share exchange, sale of all or substantially all assets or other similar event in which the Common Stock is changed or exchanged into the right to receive securities or other property or assets, then at the effective time of such transaction, the right to exercise the Warrants will be changed into a right to purchase the type and amount of securities or other property or assets that a Holder would have been entitled to purchase had the Holder exercised its Warrants immediately prior to such transaction (calculated based on the then current Exercise Price). If the then current Exercise Price exceeds the value of the consideration offered for purchase on a per-share basis (i.e. the warrants are out of the money at the time the transaction is consummated), the Warrants will be cancelled upon the consummation of such transaction without any consideration provided therefor.

The Warrants will not have Black-Scholes protection.

9. Representations And Warranties:	Standard Holder representations and warranties for securities of this type.

10. Stockholders’ Agreement:	Upon exercise of the Warrants, as a condition to receipt of the Warrant Common Stock, Holders will be required to enter into the Stockholders’ Agreement.

11. Voting And Board Rights:
Until exercised, Holders will not have any voting rights or board representation or observer rights. Upon exercise of the Warrants, Holders will be entitled to the same rights as other holders of Common Stock in accordance with its organizational documents and the Stockholders’ Agreement.

12. Transferability:
Subject to compliance with applicable securities laws, the Warrants will be freely transferable by any holder thereof.

The Warrant Common Stock will be transferable in accordance with the Stockholders’ Agreement.

13. Governing Law:	Delaware.

2

EXHIBIT I

In connection with the consummation of the transactions contemplated by this Agreement, the Consenting Creditors may be required to seek the consent of, seek the waiver or other action by, file with, or notify one or more governmental authorities under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended or such other applicable antitrust, competition or pre-merger notification law.